                               ASSET PURCHASE AGREEMENT



                                       between


                         FAIRCHILD SEMICONDUCTOR CORPORATION

                                       as Buyer



                                         and



                          NATIONAL SEMICONDUCTOR CORPORATION

                                      as Seller



                                        dated



                                 as of March 11, 1997

                                  Table of Contents


                                                                            Page

ARTICLE I     DEFINITIONS...................................................  1
    1.1.      Defined Terms.................................................  1
    1.2.      Rule of Construction.......................................... 12

ARTICLE II  SALE OF ASSETS.................................................. 12
    2.1.      Purchase and Sale............................................. 12
    2.2.      Excluded Assets............................................... 15
    2.3.      Assumed Liabilities; Excluded Liabilities..................... 16
    2.4.      The Closing................................................... 19
    2.5.      Purchase Price................................................ 19
    2.6.      Consent of Third Parties; Further Assurances.................. 21
    2.7.      Shared Contracts.............................................. 21
    2.8.     Apportionment at Closing Date; Customer Billing................ 22
    2.9.      Warranty Claims............................................... 22

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF  SELLER...................... 22
    3.1.      Organization and Authority.................................... 22
    3.2.      Authorization; Binding Obligation............................. 23
    3.3.      No Violations................................................. 23
    3.4.      Financial Statements.......................................... 24
    3.5.      Absence of Changes............................................ 24
    3.6.      Assets........................................................ 25
    3.7.      Personal Property............................................. 25
    3.8.      Permits, Licenses............................................. 25
    3.9.      Compliance with Laws and Litigation........................... 26
    3.10.     Employees..................................................... 27
    3.11.     Agreements.................................................... 27
    3.12.     Environmental Matters......................................... 28
    3.13.     No Undisclosed Liabilities.................................... 29
    3.14.     Warranty Claims............................................... 29
    3.15.     Inventory; Purchased Assets................................... 30
    3.16.     Real Estate................................................... 30
    3.17.     Ownership of Subsidiaries..................................... 33
    3.18.     Tax Matters................................................... 33
    3.19.     Employee Benefit Plans........................................ 34
    3.20.     No Implied Representation..................................... 36

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER......................... 37
    4.1.      Organization and Authority.................................... 37
    4.2.      Authorization; Binding Obligation............................. 37
    4.3.      No Violations................................................. 37
    4.4.      Inspections; Limitation of Seller's Warranties................ 38

ARTICLE V  CERTAIN COVENANTS................................................ 38
    5.1.      Information................................................... 38
    5.2.      Tax Reporting and Allocation of Consideration................. 39
    5.3.      Operating Agreements.......................................... 40
    5.4.      Tax Matters................................................... 40
    5.5.      Employee Matters.............................................. 42
    5.6.      Covenant Not to Compete; Nonsolicitation...................... 46
    5.7.      Material Consents............................................. 48
    5.8.      Notice to Customers........................................... 48
    5.9.      Confidentiality............................................... 48
    5.10.     Estoppel ertificates.......................................... 49
    5.11.     Title Policies................................................ 49
    5.12.     Survey........................................................ 49
    5.13.     Accounts Receivable and Related Claims........................ 50

ARTICLE VI CLOSING.......................................................... 50
    6.1.      Seller's Closing Deliveries................................... 50
    6.2.      Buyer's Closing Deliveries.................................... 51

ARTICLE VII INDEMNIFICATION................................................. 51
    7.1.      Indemnification By Seller..................................... 51
    7.2.      Indemnification by Buyer...................................... 51
    7.3.      General Indemnification Procedures............................ 51

ARTICLE VIII MISCELLANEOUS.................................................. 53
    8.1.      Nonsurvival of Representations................................ 53
    8.2.      Notices....................................................... 53
    8.3.      Expenses...................................................... 54
    8.4.      Entire Agreement.............................................. 54
    8.5.      Assignment; Binding Effect; Severability...................... 54
    8.6.      Governing Law................................................. 55
    8.7.      Execution in Counterparts..................................... 55
    8.8.      Public Announcement........................................... 55
    8.9.      No Third Party Beneficiaries.................................. 55
    8.10.     Headings...................................................... 56
    8.11.     Further Assurances............................................ 56
    8.12.     Amendment and Waiver.......................................... 56

                                      Schedules

Schedule 1-A            Accounts Payable
Schedule 1-B            Accrued Expenses
Schedule 1-D            Certain Business Products
Schedule 1-E            Environmental Liabilities
Schedule 1-F            Seller's Knowledge
Schedule 2.1A           Principal Premises
Schedule 2.1A-1         Permitted Encumbrances
Schedule 2.1A-2         Remote Locations
Schedule 2.1B           Principal Equipment
Schedule 2.1C           Motor Vehicles and Other Equipment
Schedule 2.1D           Office Equipment
Schedule 2.1E           Inventory
Schedule 2.1F           Contracts
Schedule 2.1I           Governmental Permits
Schedule 2.1O           Other Purchased Assets
Schedule 2.2D           Excluded Equipment
Schedule 2.2F           Excluded Contracts
Schedule 2.2J           Work in Process and Die Banks
Schedule 3.3            Violations; Consents
Schedule 3.4            Certain Financial Information
Schedule 3.5            Certain Changes
Schedule 3.6            Title to Assets
Schedule 3.7            Personal Property
Schedule 3.9            Compliance with Laws
Schedule 3.10           Business Employees; Labor Matters
Schedule 3.11           Agreements
Schedule 3.12           Environmental Matters
Schedule 3.13           Disclosed Liabilities
Schedule 3.14           Warranty Claims
Schedule 3.15           Inventory; Purchased Assets
Schedule 3.16           Real Property
Schedule 3.17           Fairchild Subsidiaries
Schedule 3.18           Tax Matters
Schedule 3.19A          Benefit Plans
Schedule 3.19I          Retiree Benefits
Schedule 3.19J          Enhanced Benefits
Schedule 3.19K          Foreign Plans
Schedule 3.19K(i)       Non-Subsidiary Foreign Plans
Schedule 3.19M          Noncompliance
Schedule 5.2            Statement of Allocation
Schedule 5.5A           Employee Matters
Schedule 5.5D           Buyer's Plans not Established as of Closing Date

Schedule 5.6            Integrated Circuit Products


                                       Exhibits

Exhibit 2.3A            Assumption Agreement
Exhibit 2.5B            Purchase Price Note
Exhibit 6.1             Bill of Sale

                               ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of March 11, 1997 between NATIONAL SEMICONDUCTOR CORPORATION, a Delaware corporation ("Seller"), and FAIRCHILD SEMICONDUCTOR CORPORATION, a Delaware corporation ("Buyer").

                                      Background

    A. Seller is, among other things, engaged through its Fairchild Division in the manufacture and sale of the Business Products (as hereinafter defined) and the furnishing of the Business Services.

    B. In connection with a plan of recapitalization which the Board of Directors of Seller deems advisable and in the best interest of Seller, the Fairchild Division and the stockholders of Seller, Seller will transfer certain assets and liabilities of the Fairchild Division to Buyer, Buyer will accept such assets and assume such liabilities, and Seller will enter into certain operating agreements with Buyer, on the terms and conditions set forth herein. Seller and Buyer are simultaneously entering into a letter agreement regarding certain actions relating to implementation of the transactions contemplated hereby.

    C. The transactions contemplated hereby are taken with the consent of Sterling Holding Company LLC to facilitate the transactions contemplated by the Recap Agreement (as hereinafter defined).

                                        Terms

    In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties hereby agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    1.1. Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         "Accounting Principles" shall have the meaning set forth in Section 2.5(c).

         "Accounts Payable" means all liabilities or obligations that would be included in the net book value of accounts payable related to the Purchased Assets that would be set forth on a balance sheet of the Business as of the Closing Date prepared on a basis consistent with the Accounting Principles, including those identified on
Schedule 1-A.

         "Accounts Receivable" shall have the meaning set forth in Section
2.2(b).

         "Accrued Expenses" means all liabilities or obligations in respect of the Business set forth on Schedule 1-B.

         "Affiliate" of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

         "Agreement" shall have the meaning set forth in the Introduction.

         "Acquired Business" shall have the meaning set forth in Section
5.6(e).

         "Asset Acquisition Statement" shall have the meaning set forth in
Section 5.2.

         "Assumed Contracts" means the Contracts assumed by Buyer pursuant to
Section 2.3(a).

         "Assumed Liabilities" shall have the meaning set forth in Section
2.3(a).

         "Assumption Agreement" shall have the meaning set forth in Section 2.3(a).

         "Beneficiary" means the person(s) or entity designated by an employee, by operation of law or otherwise as the party entitled to compensation, benefits, insurance coverage, payments, indemnification or any other goods or services as a result of any liability, or claim under any Benefit Plan, Foreign Plan or under any other employee benefit plan, program or policy.

         "Benefit Plan" shall have the meaning set forth in Section 3.19.

         "Best Efforts" is defined to require that the obligated party make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require any significant expenditure of funds or the incurrence of any significant liability on the part of the obligated party, nor the incurrence of any expenditure or liability which is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment or normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

         "Bill of Sale" shall have the meaning set forth in Section 6.1(b).

         "Business" means Seller's Logic, Memory and Discrete Power and Signal Technologies Business Units as historically conducted and accounted for (including Flash Memory, but excluding Public Networks, Programmable Products and Mil Logic Products).

         "Business Day" means a day which is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or any other day on which the principal offices of either Seller or Buyer are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events including adverse weather conditions.

         "Business Employees" means all individuals who, as of the Closing Date, (i) are actively employed by or on Leave of Absence from the employ of, any Seller Entity and whose duties, as of the Closing Date (in the case of active employees) or immediately before their leave began (in the case of employees on Leave of Absence), relate primarily to the Business; (ii) are on assignment from the Business to Sematech listed on Schedule 3.10; (iii) are marketing employees who, as of January 24, 1997, have agreed with Buyer to become employees of Buyer upon Closing (listed on Schedule 3.10) and such additional marketing employees who subsequently agree with Buyer to become employees of Buyer upon Closing; or (iv) are on assignment to the Eight Inch Wafer Fabrication Facility and listed on Schedule 3.10 (the "Fab Employees").

         "Business Financial Statements" shall have the meaning set forth in
Section 3.4.

         "Business Products" shall have the meaning set forth in the Technology Licensing and Transfer Agreement between Buyer and Seller dated as of the Closing Date, and include those set forth in Schedule 1-D.

         "Business Records" shall have the meaning set forth in Section 2.1(h).

         "Business Services" means the furnishing of services related to the manufacture or sale of Business Products, including without limitation design services and process technology services.

         "Buyer" shall have the meaning set forth in the Introduction.

         "Buyer's Plans" shall have the meaning set forth in Section 5.5(b).

         "Claim Notice" shall have the meaning set forth in Section 7.3(a).

         "Claim Response" shall have the meaning set forth in Section 7.3(a).

         "Closing" means the closing of the transactions described in Article
6.

         "Closing Inventory Amount" means the net book value of the Inventory included in the Purchased Assets on the Closing Date.

         "Closing Inventory Schedule"  shall have the meaning set forth in
Section 2.5(c).

         "Closing Date" means the date of the Closing as determined pursuant to
Section 2.4.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competing Business" shall have the meaning set forth in Section
5.6(b).

         "Competitive Portion" shall have the meaning set forth in Section
5.6(e).

         "Confidential Offering Memoranda" shall have the meaning set forth in
Section 3.20.

         "Contracts" shall have the meaning set forth in Section 2.1(f).

         "Damage" means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys', accountants' and environmental consultants' fees and disbursements) resulting from, arising out of or incident to (x) any matter for which indemnification is provided under this Agreement, or (y) the enforcement by an indemnified party of its rights to indemnification under this Agreement; provided, however, that Damages shall not include consequential or incidental damages (other than consequential or incidental damages that are awarded to third parties under matters covered by the foregoing clauses (x) or
(y)) except in the case of a material breach by Seller of its obligation to provide indemnification pursuant to Article VII hereof with respect to Environmental Liabilities.

         "Defense Notice" shall have the meaning set forth in Section 7.3(c).

         "Disputed Items" shall have the meaning assigned in Section 2.5(d).

         "Encumbrance" shall mean any encumbrance of any kind whatsoever and includes any security interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics' or materialmen's liens, hypothecation, pledge, assignment, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other right or claim of others affecting the Purchased Assets and any restrictive covenant or other agreement, restriction or limitation on the use of the Purchased Assets.

         "Environmental Audits" shall have the meaning set forth in Section 3.12(f).

         "Environmental Laws" shall have the meaning set forth in Section
3.12(a).

         "Environmental Liabilities" means, regardless of whether any of the following are contained in any disclosure schedule to this Agreement or otherwise disclosed to Buyer prior to the Closing, any and all losses, claims, demands, liabilities, obligations, causes of action, damages, costs and expenses, fines or penalties (including without limitation reasonable attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against or incurred by Buyer arising out of or related to:

              (i) environmental conditions, including without limitation, the presence, Release, threat of Release or Management of Hazardous Materials, occurring or existing prior to the Closing Date, at, on, in, under or from the Principal Premises or any other property now or previously owned, operated or leased by Seller Entities or any of their Affiliates or in connection with the operation of the Business; provided however, that any Environmental Liability for Remediation shall be only for such Remediation required by any Environmental Law; or

              (ii) environmental conditions arising from the pre-Closing off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials prior to the Closing Date generated by or on behalf of Seller Entities or Affiliates or in connection with the operation of the Business; or

              (iii) any violation which occurred prior to the Closing of any then-applicable Environmental Law (including without limitation costs and expenses for pollution control or monitoring equipment required by Environmental Laws to bring the Business into compliance with Environmental Laws and fines, penalties and reasonable defense costs incurred for such reasonable time after the Closing to come into compliance); or

              (iv) the items identified on Schedule 1-E.

in each case of clauses (i), (ii) and (iii), except to the extent that such Environmental Liabilities are exacerbated by Buyer.

         "Environmental Permits" shall have the meaning set forth in Section 3.12(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code;
(iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

         "Estoppel Certificates" shall have the meaning set forth in Section
5.10.

         "Evaluation Materials" shall have the meaning set forth in Section
3.20.

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "Excluded Contracts" shall have the meaning set forth in Section
2.2(f).

         "Excluded Equipment" shall have the meaning set forth in Section
2.2(d).

         "Excluded Liabilities" shall have the meaning set forth in Section 2.3(b).

         "Fairchild Subsidiaries" means the companies set forth on Schedule
3.17.

         "Financing" shall have the meaning set forth in the Recap Agreement.

         "Foreign Plan" shall have the meaning set forth in Section 3.19(k).

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Authority" means the government of the United States, Hong Kong, Malaysia, the Philippines or any foreign country or any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

         "Governmental Permits" shall have the meaning set forth in Section 2.1(i).

         "Hazardous Materials" means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum, petroleum products, radioactive materials, asbestos, or asbestos-containing materials) which are defined by or regulated under any Environmental Law or any other compound, mixture, element, solution or substance which poses or may pose a present or potential hazard to human health or the environment.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "including" or any variation thereof means "including without limitation" and the term "including" or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

         "Indemnitee" shall have the meaning set forth in Section 7.3(a).

         "Indemnitor" shall have the meaning set forth in Section 7.3(a).

         "Independent Accountant" shall have the meaning set forth in Section 2.5(d).

         "Interim Financial Statements" shall have the meaning set forth in
Section 3.4.

         "Inventory" shall have the meaning set forth in Section 2.1(e).

         "IRS" means the U.S. Internal Revenue Service.

         "KEIP" shall have the meaning set forth in Section 5.5(f).

         "knowledge" when used with respect to Seller, means the actual knowledge of the individuals whose names are set forth on Schedule 1-F, after reasonable investigation.

         "Leased Real Estate" shall have the meaning set forth in Section 3.16(b)(i).

         "Leases" shall have the meaning set forth in Section 3.16(b)(i).

         "Leave of Absence" means an approved absence from employment that is classified as sick time, personal leave, family leave, industrial leave or Medical Leave.

         "Manage" or "Management", when used with respect to Hazardous Materials, has the meaning set forth in Section 3.12(c).

         "Material Adverse Effect" means any change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, financial condition or results of operations of the Business taken as a whole.

         "Material Instruments" shall mean the Contracts described on Schedule 2.1F, the licenses, agreements and other arrangements, if any, transferred to Buyer pursuant to the Technology Transfer and License Agreement and the Governmental Permits described on Schedule 2.1I.

         "Material Real Estate Impairment" shall mean (1) a material adverse effect upon the value of any one or more of the individual Principal Premises so affected or (2) material impairment of the use of, or the conduct of the Business at, any one or more of the individual Principal Premises so affected.

         "Medical Leave" means an absence from employment that is classified as short-term disability, long-term disability or permanent medical leave.

         "Non-Assignable Assets" shall have the meaning set forth in Section 2.6(a).

         "Non-Assignable Patent Licenses" means licenses of patents in third parties to which Seller is the licensee and which are not by their terms assignable to Buyer.

         "Non-Subsidiary Foreign Plan" shall have the meaning set forth in
Section 3.19(k).

         "Operating Agreements" means the agreements to be entered into between Buyer and Seller described in Section 5.3.

         "Other Current Liabilities" means liabilities of the character that would be reflected as "other current liabilities" on a balance sheet prepared on a basis consistent with the Accounting Principles.

         "Overlapping Fiscal Year" shall have the meaning set forth in Section 5.5(f).

         "Owned Real Estate" shall have the meaning set forth in Section 3.16(a)(i).

         "Pension Plan" shall have the meaning set forth in Section 3.19(e).

         "Permitted Encumbrances" means (i) the Encumbrances and exceptions set forth in Schedule 2.1A-1; and (ii) imperfections in title not material in extent or amount and which, individually or in the aggregate, do not materially interfere with the conduct of the Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets, taken collectively.

         "Permitted Fee Title Exceptions" shall have the meaning set forth in
Section 3.16(a)(ii).

         "Permitted Leasehold Exceptions" shall have the meaning set forth in
Section 3.16(b)(ii).

         "Person" means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

         "Portland Facility" shall have the meaning set forth in Section
3.8(b).


         "Principal Equipment" means all of the machinery and equipment, fixtures, improvements, tooling, supplies, tools, dies and similar capital items which are owned or leased by any Seller Entity and are located at the Principal Premises, Remote Locations or elsewhere and which are primarily used or held for use in the conduct of the Business, or which are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items described above. Principal Equipment shall include, without limitation, those specified items of machinery and equipment which are identified on Schedule 2.1B but shall not include the Excluded Equipment.

         "Principal Premises" means the Owned Real Estate and all of the rights, titles, interests and estates of the Seller Entities (and of each of them) in and to the Leased Real Estate.

         "Proprietary Information" means inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matter, copyright rights and registrations, know-how and show-how, whether or not protectible by patent, copyright or trade secret, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, blueprints, drawings, proprietary processes, product information and development work-in-process.

         "Purchase Price" means the payment to be made in consideration for the Purchased Assets as provided in Section 2.5.

         "Purchase Price Note" shall have the meaning set forth in Section
2.5(b).

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "RCRA" shall have the meaning set forth in Section 3.12(c).

         "Recap Agreement" means the Agreement and Plan of Recapitalization dated January 24, 1997 between Seller and Sterling Holding Company LLC.

         "Recap Closing" means the closing of the transactions under the Recap Agreement.

         "Recap Closing Date" means the date of the Recap Closing.

         "Reference Amount" shall have the meaning set forth in Section 2.5(a).

         "Release" shall have the meaning set forth in Section 3.12(e).

         "Remediation" means investigation, cleanup, remedial action or other response action.

         "Remote Locations" means the facilities for Inventory stocking and/or manufacturing support listed on Schedule 2.1A-2.

         "Resolution Period" shall have the meaning set forth in Section
2.5(d).

         "Response Period" shall have the meaning set forth in Section 7.3(a).

         "Returns" means all returns, declarations, reports, statements and other documents required under a Tax Law to be filed with a Governmental Authority in respect of Taxes, and includes any Forms W-2, 1099 or similar documents required under any Tax Law to be provided to a person other than a Governmental Authority (and "Return" means any one of the foregoing Returns).

         "Seller" shall have the meaning set forth in the Introduction.

         "Seller Entities" means Seller and all Affiliates of Seller having an interest in any Purchased Asset, including the Fairchild Subsidiaries.

         "Shared Contract" shall have the meaning set forth in Section 2.7.

         "Specified Liabilities" means the sum of Accounts Payable, Accrued Expenses and Other Current Liabilities.

         "Statement of Allocation" shall have the meaning set forth in Section 5.2.

         "Straddle Period Taxes" shall have the meaning set forth in Section 5.4(e).

         "subsidiary" means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

         "Surveyor" shall have the meaning set forth in Section 5.12.

         "Surveys" shall have the meaning set forth in Section 5.12.

         "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, employment, excise, severance, stamp, value added, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and "Tax" means any one of the foregoing Taxes).

         "Tax Law" means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

         "Title Company" shall have the meaning set forth in Section 5.11.

         "Title Policies" shall have the meaning set forth in Section 5.11.

         "Transferred Employee" shall have the meaning set forth in Section 5.5(a).

         "Transition Services Agreement" means the Transition Services Agreement of even date herewith between Seller and Buyer.

         "Voluntary Participation" shall have the meaning set forth in Section 7.3(c).

    1.2. Rule of Construction. No inaccuracies in a representation or warranty as a result of any inaccuracy in any Schedule to this Agreement shall be deemed to constitute a breach of such representation or warranty which makes reference to such Schedule unless the aggregate effect of all such inaccuracies in all such Schedules is material to the Business in the context of the transactions contemplated by the Recap Agreement (including the Financing).

                                      ARTICLE II

                                    SALE OF ASSETS

    2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date Seller shall, and shall cause the other Seller Entities to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from the Seller Entities, all of the Purchased Assets which include the Business as a going concern and the goodwill related thereto, as the same shall exist on the Closing Date; it being understood that such of the Purchased Assets as shall be held by the Fairchild Subsidiaries shall not be transferred directly to Buyer but shall be transferred to Buyer through the transfer of ownership of the Fairchild Subsidiaries to Buyer. For purposes of this Agreement, "Purchased Assets" shall mean all of the assets, properties and rights which are primarily used in the conduct of the Business (except in each case for the Excluded Assets), wherever such assets, properties and rights are located and whether such assets are real, personal or mixed, tangible or intangible, matured or unmatured, known or unknown, contingent or fixed, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements including:

         (a)  the Principal Premises;

         (b) all of the Principal Equipment and any rights to the warranties and licenses received from the manufacturers and distributors of the Principal Equipment and to any related claims, credits, rights of recovery and set-off with respect to such items, subject, as applicable, to the rights set forth in
Section 2.1(f);

         (c) all of the motor vehicles, whether or not licensed or registered to operate on public highways, including automobiles, trucks, self-propelled carts, and other motorized lifting, material handling or transporting equipment and all spare parts, fuel and other supplies, tools and other items used in the operation or maintenance thereof which are owned or leased by a Seller Entity and located at the Principal Premises, Remote Locations or elsewhere and which are primarily used or held for use in the conduct of the Business, or which are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items described above, and any rights to the warranties received from suppliers or manufacturers of such items described above, and any related claims, credits, rights of recovery and set-off with respect thereto, including without limitation all such vehicles, spare parts, fuel and other supplies, tools and other items and other rights set forth on Schedule 2.1C;

         (d) all of the furniture and office equipment, including desks, tables, chairs, file cabinets and other storage devices, communications equipment, computers and office supplies, including those identified on Schedule 2.1D, which are owned or leased by a Seller Entity and located at the Principal Premises, Remote Locations or elsewhere and which are primarily used or held for use in the conduct of the Business, or which are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items identified above;

         (e) all inventory, wherever located (including inventory in transit), including, without limitation, all the raw materials, work in process, recycled materials, finished products, supplies, and spare parts located at the Principal Premises, the Remote Locations, or elsewhere and primarily used or held for use in the conduct of the Business, including items of the type and nature of the materials identified as inventory in the Business Financial Statements, a summary of which and the principal locations of which are set forth in Schedule 2.1E (the "Inventory") and any rights to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such Inventory;

         (f) subject to Section 2.7 and subject to the terms of the Transition Services Agreement dated as of the Closing Date between Seller and Buyer, all of the rights and obligations under the contracts, contractual rights, agreements, leases, purchase orders, warranty rights, sales orders and instruments which primarily relate to the Business, including those identified on Schedule 2.1F, and including those (i) for the lease (from Persons other than Seller or any Affiliate of Seller) of machinery and equipment, real property, motor vehicles, or furniture and office equipment or other property primarily used or held for use in the conduct of the Business, (ii) for the provision (by Persons other than Seller or any Affiliate of Seller) of goods or services primarily used or held for use in the conduct of the Business, (iii) for the sale of goods or performance of services by the Business, (iv) which restrain or restrict any Person from directly or indirectly competing with the Business or from disclosing confidential or Proprietary Information relating primarily to the Business, and (v) any such contracts, agreements, instruments and leases entered into by Seller or any Affiliate of Seller between the date hereof and the Closing Date which relate primarily to the Business that are consistent with the terms of this Agreement (collectively, the "Contracts");

         (g) all mailing lists, customer lists, supplier lists, sales and marketing or packaging materials, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced therein, manuals of operation, and other similar proprietary or confidential information of the Seller Entities primarily used or held for use in the conduct of the Business, and with respect to the Principal Premises, all building plans, blueprints, renderings or surveys provided, that the items set forth in this subsection (g) shall not include any information that does not primarily relate to the Business and Seller shall be entitled to remove or redact any such information from such items and provided, further, that Seller shall have the right to retain copies of the items set forth in this subsection (g);

         (h) all books and records of the Seller Entities relating to the Business including, without limitation, all discs, tapes and other media storing data and other information and the software and information management systems primarily used or held for use in the conduct of the Business, including any documentation and manuals related thereto (the materials described in subsections (g) and (h) of this Section 2.1 hereinafter being referred to as "Business Records"); provided, that Business Records shall not include any information that does not primarily relate to the Business and Seller shall be entitled to remove or redact any such information from the Business Records and provided, further, Seller shall be entitled to retain copies of such Business Records;

         (i) all of the governmental permits, licenses, certificates of inspection, certificates of occupancy, building permits, variances and other licenses or permits (including Environmental Permits) relating to the use or occupancy of the Principal Premises, approvals or other authorizations issued with respect to the Business and which are used in, or otherwise necessary or material to, the operation of the Business, the use of the Principal Premises, or the conduct of the Business at the Principal Premises by Buyer, or which are otherwise required by law to be transferred to Buyer (the "Governmental Permits") including those Governmental Permits which are described and identified in Schedules 2.1I and 3.12 (other than those Governmental Permits for which transfer is not permitted by law or the issuing authority);

         (j) all intellectual property rights granted to Buyer pursuant to the Technology Licensing and Transfer Agreement dated as of the Closing Date between Buyer and Seller;

         (k) all rights of the Seller Entities to any insurance proceeds relating to the damage, destruction or impairment of assets or other rights described in this Section 2.1 which would have been Purchased Assets but for such damage, destruction or impairment prior to the Closing;

         (l) all of the rights, claims or causes of action of the Seller Entities against third Persons to the extent they relate to the Purchased Assets or the Assumed Liabilities;

         (m)  all of the capital stock of the Fairchild Subsidiaries;

         (n) all assets (other than Excluded Assets) reflected in the May 26, 1996 balance sheet which is included in the Business Financial Statements, together with all replacements thereof, all expansions, enhancements and modifications thereto and all assets (other than Excluded Assets) of like character that have been or are acquired by the Seller Entities subsequent to such balance sheet date and on or prior to the Closing Date, primarily for use in the Business, except to the extent such assets have been disposed of on or after such date; and

         (o)  all the items, if any, listed on Schedule 2.1O.

         The term "Purchased Assets" when used herein with respect to any date prior to the Closing Date, shall be deemed to refer to the properties and assets of the Seller Entities that would constitute the "Purchased Assets" hereunder if the Closing were to take place on such date.

    2.2. Excluded Assets. It is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and the Seller Entities are not selling, transferring or assigning to Buyer, and Buyer is not purchasing or acquiring from the Seller Entities, all properties and assets of the Seller Entities that are not included in the Purchased Assets pursuant to Section 2.1 or that are excluded by this Section 2.2 (such properties and assets collectively the "Excluded Assets"), including:

         (a) any of the Seller Entities' cash, bank deposits or similar cash items existing as of the close of business on the Closing Date;

         (b) all of the accounts, notes and finance receivables generated by the Business and existing as of the close of business on the Closing Date, including, without limitation, all funds, refunds, receivables, credits, offsets, or reimbursements, claims, debts, obligations and such other rights, together with all accrued interest thereon, existing as of the close of business on the Closing Date to the extent and in the amounts that such items would be reflected as accounts or notes receivable (or as any other asset related thereto) on a balance sheet of the Business as of the Closing Date prepared in accordance with the Accounting Principles (the "Accounts Receivable");

         (c) any claim, right or interest of the Seller Entities in and to any refund for Taxes for any periods prior to the Closing Date;

         (d) any of the equipment located at the Principal Premises and listed on Schedule 2.2D (the "Excluded Equipment");

         (e) all assets attributable or related to any Benefit Plan except as provided in Section 5.5;

         (f) all of the Contracts set forth on Schedule 2.2F (the "Excluded Contracts") and all Shared Contracts;

         (g) all of the rights, claims or causes of action of the Seller Entities against third Persons to the extent they do not relate to the Business or they relate to the Excluded Assets or the Excluded Liabilities;

         (h)  all intellectual property of Seller except as described in
Section 2.1(j);

         (i) the shares of stock of Wafer Scale Integration Inc. owned or held by Seller;

         (j) the work in process (including die banks) at the locations set forth on Schedule 2.2J to be delivered to Seller under the Operating Agreements; and

         (k) the capital stock of any Seller Entity other than the Fairchild Subsidiaries.

    2.3. Assumed Liabilities; Excluded Liabilities.

         (a) On the Closing Date, Buyer shall execute and deliver to Seller an assumption agreement in the form set forth in Exhibit 2.3A (the "Assumption Agreement") pursuant to which Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof and subject to the provisions of Sections 2.3(b), 2.6 and 2.9, all of the Assumed Liabilities. As used herein, "Assumed Liabilities" means any and all liabilities of the Seller Entities in respect of the Business of any nature, whether direct or indirect, known or unknown, or absolute or contingent, to the extent arising out of or relating to the conduct of the Business or the ownership and operation of the Purchased Assets, including, without limitation, the obligations and liabilities set forth under the heading "Assumed by FSC" on Schedule 1-A and 1-B, but excluding the Excluded Liabilities.

         (b) Buyer shall not assume or be obligated to pay, perform or otherwise discharge any of the following obligations or liabilities of Seller or any of its Affiliates, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent (all of such obligations and liabilities not so assumed being herein called the "Excluded Liabilities"):

              (i) any obligations or liabilities of any Seller Entity or any of its Affiliates (including, without limitation, any Environmental Liability) incurred by any Seller Entity or any of its Affiliates in connection with the conduct of their businesses other than the Business, including those associated with any "shelf" companies acquired by any Seller Entity in connection with the transactions contemplated hereby;

              (ii) any obligations of any Seller Entity or any of its
                   Affiliates (other than obligations of Buyer under this Agreement, the Operating Agreements and the Shareholders Agreement (as defined in the Recap Agreement)) arising under this Agreement, the Recap Agreement, the Operating Agreements or the Shareholders Agreement (as defined in the Recap Agreement);

             (iii) any intercompany payables and liabilities or obligations of any Seller Entity to any of its Affiliates;

              (iv) any liabilities or obligations to the extent related to
                   Excluded Assets;

              (v) any Taxes of a Fairchild Subsidiary with respect to any taxable period that ends on or prior to the Closing Date except to the extent such Taxes result from (A) actions taken by Buyer after Closing unless Buyer is required to take such actions under an applicable Tax Law or under this Agreement or (B) Buyer's failure to take actions required to be taken by Buyer under an applicable

                   Tax Law or under this Agreement; any Taxes of a Fairchild Subsidiary with respect to any period that begins before and ends after the Closing Date to the extent such Taxes are allocable to the portion of the period up to the day before the Closing Date;

              (vi) all of the Seller Entities' liabilities for Taxes that have been or may be incurred as a result of the Seller Entities operation of the Business or ownership of the Purchased Assets before the Closing Date;

             (vii) any liability allocated to Seller Entities for Taxes incident to or arising from the consummation of the transactions contemplated under this Agreement as set forth in Section 8.3;

            (viii) any liability for any Taxes of the Seller Entities or of any consolidated, combined or unitary group of which a Seller Entity is or was a member with respect to periods ending on or prior to the Closing Date or beginning prior to and ending after the Closing Date, including (but not limited to) any liability pursuant to Treasury Regulation
                   Section 1.1502-6 or any analogous state, local or foreign tax provisions except to the extent such Taxes result from (A) actions taken by Buyer after Closing unless Buyer is required to take such actions under an applicable Tax Law or under this Agreement or (B) Buyer's failure to take actions required to be taken by Buyer under an applicable Tax Law or under this Agreement;

              (ix) any liability for Taxes of another Person (other than a
                   Fairchild Subsidiary and other than with respect to withholdings related to payments to another Person after the Closing) resulting from an agreement entered into by any Seller Entity or by any Fairchild Subsidiary prior to the Closing Date, pursuant to which any Seller Entity or any Fairchild Subsidiary has an obligation in respect of the Taxes of such other Person;

              (x) all of the Specified Liabilities (other than the liabilities and obligations set forth under the heading "Amts to be Assumed by FSC" on Schedule 1-B designated on such schedule to be assumed by Buyer), whether direct or allocated, existing as of the close of business on the Closing Date;

              (xi) all liabilities in respect of customer returns and
                   allowances, including, without limitation, "ship from stock and debit" liabilities, in respect of Business Products shipped prior to Closing to OEM customers;

             (xii) any liability allocated to Seller pursuant to Section 5.5;

            (xiii) any liability or obligation of any Seller Entity or any of its Affiliates for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) any Seller Entity or any of its Affiliates based upon an actual or alleged breach of fiduciary duty of such person prior to the Closing;

             (xiv) any Environmental Liabilities;

              (xv) all liabilities and obligations arising out of, resulting from or relating to claims, whether founded upon negligence, strict liability in tort or other similar legal theory (but not breach of warranty), seeking compensation or recovery for or relating to injury to person or damage to property arising out of the conduct of the Business before Closing;

             (xvi) any liability or obligation arising out of or relating to any business or product line formerly owned or operated by any Seller Entity or any predecessor thereof but not presently so owned or operated;

            (xvii) any liability or obligation arising out of, or related to, any indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of any business or product line formerly owned or operated by any Seller Entity or any predecessor thereof but not presently so owned or operated;

          (xviii) any liability or obligation of any Seller Entity (other than the Fairchild Subsidiaries) or any of its Affiliates (other than the Fairchild Subsidiaries) arising out of matters occurring, or obligations incurred, after the Closing;

            (xix) any liabilities or obligations of any Seller Entity (other than the Fairchild Subsidiaries) for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the Recap Agreement, the Operating Agreements and the transactions contemplated hereby or thereby, or any other proposed transaction for the direct or indirect sale of the Business or any portion thereof, including without limitation, the fees, expenses and disbursements of Seller's counsel and accountants (including accountants fees, expenses and disbursements in connection with the preparation of the Business Financial Statements but excluding those to the extent related to the Financing
                   (as defined in the Recap Agreement)) and any liability or obligation to Deutsche Morgan Grenfell or to BA Partners;

              (xx) the liabilities and obligations of Seller pursuant to
                   Section 2.6(c) and any liability or obligation of any Seller Entity or any of its Affiliates arising out of any Shared Contract;

             (xxi) any liability or obligation of any Seller Entity or any of its Affiliates to the extent the amount of such liability or obligation is covered by a policy of insurance or other indemnity agreement maintained by or for the benefit of any Seller Entity or any of its Affiliates, unless the rights under such policy of insurance or indemnity agreement have been assigned to Buyer;

            (xxii) any liability or obligation of any Seller Entity or any of its Affiliates for funded debt and indebtedness for borrowed money, including obligations evidenced by notes, bonds, debentures or similar instruments, and including any guaranties of any of the foregoing provided, however, that funded debt and indebtedness for borrowed money shall not include any lease or deferred payment obligations for property or services;

           (xxiii) any liability or obligation to which Buyer, any Purchased
                   Assets or the Business becomes subject that would not otherwise constitute an Assumed Liability arising as a result of failure to comply with bulk sales laws or any similar law;

            (xxiv) any liability or obligation for which Seller has agreed to indemnify Buyer under the Technology Licensing and Transfer Agreement of even date herewith between Buyer and Seller;

             (xxv) any liability or obligation under the heading "Total Amount
                   Retained by NSC" on Schedule 1-B; and

            (xxvi) any liability or obligation designated as an Excluded
                   Liability on any Schedule to this Agreement.

    2.4. THE CLOSING. The Closing shall take place at the office of Dechert Price & Rhoads, 30 Rockefeller Plaza, New York, New York on the Recap Closing Date (such date and time being herein called the "Closing Date"). The effective time of the transactions contemplated hereby shall be deemed to be the opening of business on the Closing Date.

    2.5. PURCHASE PRICE. (a) The purchase price (the "Purchase Price") for the Purchased Assets and the other agreements of Seller stated herein shall be $549.8 million (subject to the adjustments set forth in paragraphs (B), (C) and (D) on Schedule 1 of the Recap Agreement) payable as provided in Section 2.5(b) plus Buyer's assumption of the Assumed Liabilities. The Purchase Price shall be subject to a dollar-for-dollar adjustment to the extent the Closing Inventory Amount is greater or less than $67,342,000 (the "Reference Amount").

         (b) The Purchase Price shall be paid as follows: At the Closing Buyer will deliver to Seller Buyer's demand note (and demand notes of Fairchild Subsidiaries) in the aggregate principal amount of $400,960,000 (the "Purchase Price Note") in the form attached hereto as Exhibit 2.5B and a certificate representing 100 shares of Buyer's Common Stock, par value $.01 per share.

         (c) Within sixty (60) days after the Closing Date, Seller will deliver to Buyer a schedule (the "Closing Inventory Schedule") setting forth the Closing Inventory Amount. The Closing Inventory Schedule shall be prepared in accordance with GAAP applied on a basis consistent in all respects with the accounting principles, policies and methodologies reflected in the May 26, 1996 statement of net assets included in the Business Financial Statements (the "Accounting Principles").

         (d) If, within forty-five (45) days after the delivery of the Closing Inventory Schedule, Buyer determines in good faith that the Closing Inventory Schedule has not been prepared in accordance with the Accounting Principles or otherwise disputes any item on the Closing Inventory Schedule, Buyer shall deliver to Seller within such period written notice specifying in reasonable detail all disputed items and the basis therefor (collectively, the "Disputed Items"). The failure by Buyer to provide such notice of Disputed Items to Seller within such period will constitute Buyer's acceptance of the Closing Inventory Schedule. Buyer and Seller shall, within ten (10) days following the delivery of such notice of Disputed Items to Seller (the "Resolution Period"), negotiate in good faith to resolve such Disputed Items to their mutual satisfaction. At the conclusion of the Resolution Period, Seller and Buyer shall refer all unresolved Disputed Items to Coopers & Lybrand, or any other "big six" independent accounting firm (which has not previously been engaged by either Seller or Buyer for the preparation of such party's audited financial statements) as Seller and Buyer shall mutually agree upon (the "Independent Accountant"). The Independent Accountant shall make a determination with respect to each Disputed Item within fifteen (15) days after its engagement by Seller and Buyer to resolve such Disputed Items, which determination shall be made on the basis of whether the Closing Inventory Schedule has been prepared in accordance with the Accounting Principles. All determinations by the Independent Accountant shall be final, binding and conclusive on the parties hereto. Buyer and Seller shall each pay one-half of all of the costs incurred in connection with the engagement of the Independent Accountant.

         (e) If the Closing Inventory Amount (as determined by the Closing Inventory Schedule and adjusted by the resolution of the Disputed Items, if any)
(i) exceeds the Reference Amount, Buyer shall, within ten (10) days after a final determination of the Closing Inventory Amount, pay to Seller by wire transfer of immediately available funds an amount equal to such excess, together with interest on such amount from the Closing Date to the date of such payment at a rate of ten percent (10%) per annum, or (ii) is less than the Reference Amount, Seller shall, within ten (10) days after a final determination of the Closing Inventory Amount, pay to Buyer by wire transfer of immediately available funds an amount equal to such deficiency, together with interest on such amount from the Closing Date to the date of such payment at a rate of ten percent (10%) per annum. Any such adjustment shall be made notwithstanding the fact that the Purchase Price Note may have been repaid.

    2.6. CONSENT OF THIRD PARTIES; FURTHER ASSURANCES.

         (a) From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, contract, lease, permit, license or other right which would otherwise be included in the Purchased Assets but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller, any other Seller Entity or the Business would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement (the "Non-Assignable Assets"). Seller agrees to use its Best Efforts to obtain such consent promptly. At such time as any Non-Assignable Assets is properly assigned to Buyer, such Non-Assignable Asset shall become a Purchased Asset. Following the Closing and until such time as such Non-Assignable Assets may be properly assigned to Buyer, such Non-Assignable Assets shall be held by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of Seller and all benefits and obligations existing thereunder shall be for the account of Buyer. During such period, Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request, at Buyer's expense, so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Seller shall promptly pay over to Buyer all money or other consideration received by it (or its Affiliates) in respect of all Non-Assignable Assets. Following the Closing, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Non-Assignable Assets, at Buyer's expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf (and on behalf of its Affiliates) with respect thereto.

         (b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by Seller to assign or delegate, or by Buyer to assume and agree to pay, perform or otherwise discharge, any Non-Assignable Asset if an attempted assignment, delegation or assumption thereof without the consent of a third Person (including, without limitation, any Governmental Authority) thereto would constitute a breach thereof unless and until such consent is obtained.

         (c) Except as set forth in Section 2.6(a), Section 2.7 or as provided in the Transition Services Agreement, to the extent reasonably practicable, the Seller Entities shall perform all obligations and be entitled to all the benefits under the Non-Assignable Assets; provided, however, that Seller shall be liable for the failure to perform any such obligation.

    2.7. SHARED CONTRACTS. Subject to the terms of the Transition Services Agreement, to the extent any of the Contracts relates both to the Business and to other businesses of the Seller Entities ("Shared Contracts") such Shared Contracts shall not be assigned to Buyer. At Buyer's request, with respect to any Shared Contract, the Seller Entities shall use Best Efforts to obtain the agreement of the other party or parties to any Shared Contract to enter into a separate agreement with Buyer with respect to the matters covered by such Shared Contract that relate to the Business. Buyer shall be responsible for fulfilling the obligations under the Shared Contracts related to or arising from benefits received by Buyer pursuant to the Shared Contracts as contemplated by the Transition Services Agreement.

    2.8. APPORTIONMENT AT CLOSING DATE; CUSTOMER BILLING.

         (a) At the Closing, the parties shall make without duplication customary closing adjustments with respect to the conveyance of the Principal Premises as of the Closing Date and the usual adjustments relating to the Business as of the Closing Date, including prepaid lease payments, security deposits, rents, real estate taxes, local improvements charges, assessments (special and ordinary), sewer impost charges, utility charges, water rents, monthly maintenance charges, rebates and royalties, deposits and prepaid expenses with any public utility or any municipal, governmental or other public authority, wages and any other ongoing charges, and all such payments, taxes and charges shall be apportioned and adjusted as of the Closing Date, and at the Closing the net amount thereof shall be pro rata paid by Seller to Buyer or paid by Buyer to Seller, as the case may be. Any such apportionments and adjustments shall be subject to correction for any errors or omissions that subsequently may be discovered provided that the party discovering such error or omission provides written notice of same to the other party. Such other party shall, within 15 days after receipt of such notice, reimburse the party delivering such notice for the full amount of such error or omission.

         (b) In the event that Seller or any of its Affiliates receives payment after the Closing Date on invoices issued by Buyer relating to product sold or services rendered on or after the Closing Date, Seller will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer. In the event that Buyer or any Affiliate of Buyer receives payment after the Closing Date on invoices issued by Seller relating to product sold or services rendered prior to the Closing Date that have given rise to accounts receivable that are included in the Excluded Assets, Buyer will promptly notify Seller of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Seller.

    2.9. WARRANTY CLAIMS. Except as provided in Section 2.3 and this Section 2.9, all of the obligations and liabilities of the Seller Entities with respect to any Business Products transferred to Buyer as part of the Purchased Assets which are shipped or provided by Buyer on or after the Closing shall be for the account of, and exclusively the obligation of Buyer. Buyer shall assume the obligation to satisfy all warranty claims or liabilities with respect to any products or services shipped or provided by Seller prior to the Closing.

                                     ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Buyer as follows:

    3.1. ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and corporate authority to execute and deliver this Agreement and the Operating Agreements and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Operating Agreements by all necessary corporate action.
Seller has all corporate power and corporate authority necessary to carry on the Business as now conducted and to own or lease and operate its properties as and in the places where such Business is now conducted and such properties are now owned, leased or operated.

    3.2. AUTHORIZATION; BINDING OBLIGATION. This Agreement and the Operating Agreements have been duly executed and delivered by Seller, and this Agreement and the Operating Agreements are the valid and legally binding obligations of Seller, enforceable against it in accordance with their terms.

    3.3. NO VIOLATIONS.  Except as disclosed on Schedule 3.3:

         (a) The execution, delivery and performance of this Agreement and the Operating Agreements by the Seller Entities and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Seller's charter or by-laws, (ii) result in a violation of any statute, rule, regulation or ordinance applicable to the Seller Entities, or any one or more of the Principal Premises, which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or a Material Real Estate Impairment, (iii) subject to the receipt of any consents of third Persons described in clauses (i)-(iii) of
Section 3.3(b), violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, Material Instrument, material lease, agreement, instrument, order, judgment or decree or other material arrangement or commitment (x) (1) to which any Seller Entity is a party or (2) which primarily relates to the Business or the Purchased Assets and
(y) which violation, breach or default could be reasonably expected to have a Material Adverse Effect or a material adverse effect on Seller, taken as a whole, or with respect to Principal Premises, could be reasonably expected to have a Material Real Estate Impairment (iv) violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body (x) having jurisdiction over any Seller Entity or any of its assets or properties, and which violation could be reasonably expected to have a Material Adverse Effect or a material adverse effect on Seller, taken as a whole, or on the performance by Seller of its obligations under this Agreement, or which could be reasonably expected to have a Material Real Estate Impairment and (y) having jurisdiction over the Business or the Purchased Assets.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by any Seller Entity in connection with the execution and delivery of this Agreement, the Operating Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act; (ii) consents of third Persons which are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto, which consents are disclosed on Schedule 3.3; and (iii) such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a Material Adverse Effect or a Material Real Estate Impairment.

    3.4. FINANCIAL STATEMENTS.  Attached hereto as Schedule 3.4 are the
Combined Financial Statements of the Business for the three years ended May 26, 1996 (such financial statements of the Business being referred to collectively herein as the "Business Financial Statements") and the Combined Financial Statements of the Business for the six months ended November 24, 1996 and November 26, 1995 (such financial statements of the Business being referred to collectively herein as the "Interim Financial Statements"). The Business Financial Statements and the Interim Financial Statements have been compiled from and are in all material respects in accordance with Seller's books and records for the Business and (i) fairly present the financial condition, assets and liabilities of the Business as of their respective dates and the results of operations of the Business for the periods then ended; (ii) have been prepared in accordance with GAAP consistently applied; (iii) in the case of the Business Financial Statements, are accompanied by the unqualified opinion of KPMG Peat Marwick; and (iv) conform to the requirements of Regulation S-X of the Securities and Exchange Commission. The Business Financial Statements reflect allocations of expense for certain common support functions performed predominately outside of the Principal Premises, such as general and administrative support and marketing and sales support, which allocations are disclosed on Schedule 3.4 hereto. Since January 1, 1994 the methodology of making such allocations has not changed in any material respect. If the Closing had occurred on September 29, 1996, the Closing Inventory Amount as of such date would not have been less than the mean Closing Inventory Amount for such fiscal year. During the five fiscal years ended May 26, 1996, there has not been any material change in the method of accounting or keeping of books of account or accounting practices with respect to the Business, except as described in Seller's annual reports on Form 10-K for the five fiscal years ended May 26, 1996 as filed with the Securities and Exchange Commission.

    3.5. ABSENCE OF CHANGES. Except as disclosed on Schedule 3.5, since May 26, 1996:

         (a) Seller has (i) conducted the Business only in the usual and ordinary course and (ii) operated the Business in accordance with past practices;

         (b) there has not been any change (or series of changes) in the business, financial condition or results of operations of the Business, other than changes arising in the ordinary course of business, none of which changes, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect;

         (c) no Seller Entity has made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employees, except for customary increases and progressions for employees which increases and progressions were made in the ordinary course of business or changes in benefits generally provided to Seller's occupational and/or management employees;

         (d) the Business has not suffered any damage, destruction or loss of any tangible assets or properties which would have been included as Purchased Assets but for such damage, destruction or loss (whether or not covered by insurance) in excess of $500,000;

         (e) the Business has not suffered any strike or other labor trouble that has had or would reasonably be expected to have a Material Adverse Effect on the relationship between any Seller Entity and the Business Employees, and has not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Business Employees;

         (f) there has not been any change or, to the knowledge of Seller, any threat of any change in any of its relations with, or any loss or, to the knowledge of Seller, threat of loss of, any of the suppliers, distributors or customers of the Business which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

         (g) other than in the ordinary course, there has not been any cancellation, expiration, non-renewal or waiver of any right under any contract, lease, agreement, license or permit which cancellation, expiration, non-renewal or waiver, has had or could reasonably be expected to have a Material Adverse Effect; and

         (h) there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, properties or rights of the Business, except for Permitted Encumbrances, Permitted Fee Title Exceptions, Permitted Leasehold Exceptions, sales of inventory or obsolete or damaged equipment or retirement of equipment, in each case in the ordinary course of business, and sales of equipment to third Persons other than in the ordinary course of business in an aggregate amount less than $500,000.

    3.6. ASSETS. Except as disclosed on Schedule 3.6, the Seller Entities have and upon consummation of the transactions contemplated by this Agreement, Buyer (or the Fairchild Subsidiaries, as the case may be) will have good and marketable title to, or leasehold interest in, all of the Purchased Assets (other than the Non-Assignable Assets) free and clear of any Encumbrance except for (i) Permitted Encumbrances, Permitted Fee Title Exceptions and Permitted Leasehold Exceptions; (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or other like liens securing obligations that are not delinquent; and (iii) liens for taxes and other governmental charges which are not due and payable or which may be paid without penalty.

    3.7. PERSONAL PROPERTY. Except as set forth on Schedule 3.7, to Seller's knowledge, the items of personal property included in the Purchased Assets and presently and actively used in the operation of the Business are in good operating condition, free of any defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

    3.8. PERMITS, LICENSES.  (a) Except as set forth on Schedule 2.1I, Schedule
3.8 or Schedule 3.12, there are no material Governmental Permits, licenses, certificates of inspection or other authorizations, necessary for or used to carry on the Business as now being conducted or to use and occupy any one or more of the Principal Premises as now being used, which are required by currently effective laws, rules or regulations, other than, in each case, those Governmental Permits, licenses, certificates of inspection or other authorizations the absence of which, individually or in the aggregate, could not reasonably be expected to have a (i) Material Adverse Effect on the Business as now being conducted, or (ii) Material Real Estate Impairment with respect to the use and occupancy of any one or more of the Principal Premises as now being used.

         (b) Except as set forth on Schedule 2.1I or Schedule 3.12, there are no material Governmental Permits, licenses, certificates of inspection or other authorizations, necessary for the division of the existing facility owned by Seller Entities in South Portland, Maine into two parcels of real estate, one of which shall be owned by Buyer and constitute Owned Real Estate as listed on
Schedule 2.1A (the "Portland Facility") or the conduct of the Business, as contemplated subsequent to the Closing, or the use and occupancy of the Portland Facility as contemplated subsequent to the Closing, which are required by currently effective laws, rules or regulations other than, in each case, those Governmental Permits, licenses, certificates of inspection or other authorizations, the absence of which, individually or in the aggregate, could not reasonably be expected to have a (i) Material Adverse Effect on the Business at the Portland Facility as contemplated subsequent to the Closing, or (ii) Material Real Estate Impairment with respect to the use and occupancy of the Portland Facility as contemplated subsequent to the Closing.

    3.9. COMPLIANCE WITH LAWS AND LITIGATION.  (a) Except as set forth on
Schedule 3.9, with respect to the Business and the Principal Premises, the Seller Entities are in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental authorities, including, without limitation, those relating to the use and operation of any one or more of the Principal Premises, except for such failures or non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a Material Real Estate Impairment. Except as set forth on Schedule 3.9, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against it with respect to the Business or the Purchased Assets which individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect or a Material Real Estate Impairment.

         (b) Except as set forth on Schedule 3.9, with respect to the Business contemplated to be conducted at the Portland Facility subsequent to the Closing, the Seller Entities will be in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental authorities, including, without limitation, those relating to the use and operation of the Portland Facility contemplated subsequent to the Closing, except for such failures or non-compliance which, individually or in the aggregate, could not reasonably be expected to have a (i) Material Adverse Effect on the Business at the Portland Facility as contemplated subsequent to the Closing, or (ii) Material Real Estate Impairment with respect to the use and occupancy of the Portland Facility as contemplated subsequent to the Closing. Except as set forth on Schedule 3.9, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against it with respect to the contemplated division of the Portland Facility or with respect to the Business contemplated to be conducted at the Portland Facility subsequent to the Closing, which individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect or a Material Real Estate Impairment.

    3.10. EMPLOYEES. (a) Schedule 3.10 lists the names, job title, date of hire or seniority date, and assigned location of all Business Employees (designated as union-represented or not) as of its date, which date is not earlier than the last day of the fiscal period ending not more than six weeks prior to the date hereof. Except as set forth on Schedule 3.10, all individuals whose primary responsibility relates to, and who are employed in the conduct of, the Business are employed by the Seller Entities and there are no other such individuals (including "leased employees" as defined in Section 414(n) of the Code) whose continued services are material to the Business as a whole. None of the Business Employees is covered by any union, collective bargaining or similar agreements. Seller has provided Buyer with a true and correct copy of the current collective bargaining agreements affecting the Business Employees. Except as set forth on Schedule 2.1F, there are no written employment or consulting agreements that constitute an Assumed Contract.

         (b) Except as disclosed in Schedule 3.10 and except for any of the following that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect: (i) there is no unfair labor practice charge pending or, to the knowledge of Seller, threatened against any Seller Entity relating to any of the Business Employees; (ii) there is no labor strike or stoppage relating to any of the Business Employees actually pending or, to the knowledge of Seller, threatened against or involving any Seller Entity; (iii) no material labor grievance relating to any of the Business Employees is pending or, to the knowledge of Seller, threatened; (iv) the Seller Entities have not in the past three years experienced any work stoppage relating to any of the Business Employees; (v) to the knowledge of Seller, within the past two years, the Seller Entities have not been the subject of any union organizational campaign with respect to any of the Business Employees; (vi) no Seller Entity has any material labor negotiations in process with any labor union or other labor organization relating specifically to the Business Employees; and (vii) to the knowledge of Seller, there are no efforts in process by unions to organize any Business Employees who are not now represented by recognized collective bargaining agents.

    3.11. AGREEMENTS. Schedule 2.1F contains a complete and correct list of all outstanding Contracts (other than the Excluded Contracts) (a) which have unexpired terms of more than one (1) year and cannot be terminated by the Seller Entity which is a party thereto without penalty or payment on thirty (30) days notice or less; (b) which would require over the full term thereof payments by or to any Seller Entity or the Business of more than $250,000; or (c) pursuant to which there were payments by or to any Seller Entity or the Business of more than $250,000 for the calendar year ended December 31, 1995. True and correct copies of the Contracts (other than the Excluded Contracts) listed on Schedule 2.1F have been delivered or made available to Buyer. Each of such Contracts is valid, binding and enforceable against the Seller Entity which is a party thereto, and to the knowledge of Seller, the other parties thereto, in accordance with its terms and is in full force and effect, except those the absence of which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.1F or Schedule 3.11, the Seller Entities, and to the knowledge of Seller, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any material respect under, any of such

Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default, except for any such defaults which could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 2.1F or Schedule 3.11, no Seller Entity has received any written claim from any other party to any such Contract that any Seller Entity has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder, except any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. There are no agreements not to compete binding upon any Seller Entity which affect or restrict the conduct of the Business as currently conducted by the Seller Entities or could reasonably be expected to affect or restrict the conduct of the Business as currently conducted by the Seller Entities by Buyer (or any Fairchild Subsidiary) after the Closing.

    3.12. ENVIRONMENTAL MATTERS. Seller represents and warrants that in relation to the Business and except as disclosed on Schedule 3.12 and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business as a whole:

         (a) The Seller Entities and their Affiliates have conducted and are now conducting the Business in compliance with all applicable foreign, federal, state and local environmental and employee protection laws, rules, regulations, the common law, judgments orders, consent agreements, work practices and standards in existence on the Closing Date ("Environmental Laws") and, to Seller's knowledge, have conducted the Business in compliance with environmental laws that existed prior to the Closing Date.

         (b) The Seller Entities hold and are and have been in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws ("Environmental Permits"), and all such Environmental Permits are in full force and effect and are transferable or assignable to Buyer. The Seller Entities have made or will make before the Closing timely application or notification for the renewal of all Environmental Permits for which Environmental Laws require that applications or notices must be filed on or before the Closing to maintain the Environmental Permits in full force and effect up to and through the Closing. Seller and Buyer will use their respective Best Efforts to obtain any and all material consents, approvals, authorizations, transfers, assignments or issuances of such Environmental Permits to the Buyer before the Closing. Schedule 3.12 lists all such material Environmental Permits and identifies whether such permits are transferrable or assignable.

         (c) No Seller Entity nor any of its subsidiaries or affiliates uses, possesses, generates, treats, manufactures, processes, handles, stores, recycles, transports or disposes of ("Manage" or "Management") Hazardous Materials in connection with the operations of the Business in quantities or in a manner which requires a treatment, storage or disposal permit or which imposes generator requirements under the Resource Conservation and Recovery Act, as amended ("RCRA") or any similar Environmental Laws.

         (d) No Seller Entity nor any of its Affiliates has received any written notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of Seller or any of its Affiliates, threatened by any third party including any

Governmental Authority or other entity with respect to the Management or Release of Hazardous Materials by or on behalf of any Seller Entity, its Affiliates in relation to the Business or exposure to such Hazardous Materials. No Seller Entity nor any of its Affiliates has received any written and, to the best of their knowledge after due inquiry, no one else has received any requests for information, notices of claim, demands or other notifications that it or they are or may be potentially responsible with respect to any investigation or cleanup of Hazardous Materials Released or Managed at the Principal Premises or at any other property owned, operated or leased by any Seller Entity or any of its Affiliates in connection with the Business or at any other property, facility or off-site location to which the Hazardous Materials Released or Managed by any Seller Entity or any of its Affiliates in connection with the Business have been transported or disposed of or have come to be located.

         (e) To Seller's knowledge, no Hazardous Materials have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Released") at, on, about, under or from the Principal Premises or any property now or formerly owned, operated or leased by any Seller Entity or any of its Affiliates in connection with the operation of the Business.

         (f) All environmental audits or reports conducted in relation to the Principal Premises or in connection with the operation of the Business thereat (collectively, "Environmental Audits") which are in the possession or control of Seller have been provided or made available to Buyer.

         (g) To the knowledge of Seller, no Seller Entity nor any of its subsidiaries or affiliates has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions with respect to the Business or the Purchased Assets.

         (h) For purposes of this Section 3.12, "Principal Premises" shall be deemed to include the Principal Premises and any Purchased Assets located thereat and includes all environmental media on which or in which the Principal Premises are located.

    3.13. NO UNDISCLOSED LIABILITIES. None of the Seller Entities (with respect to the Businesses) has any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, which has had or would reasonably be expected to have a Material Adverse Effect, except (a) to the extent reflected as a liability on the Combined Financial Statement as of May 26, 1996 included in the Financial Statements, (b) liabilities incurred in the ordinary course of business since May 26, 1996 and fully reflected as liabilities on the Business' books of account, none of which, individually or in the aggregate, has been materially adverse to the Business taken as a whole and (c) liabilities disclosed on Schedule 3.13.

    3.14. WARRANTY CLAIMS. The Seller Entities have paid (whether in money, property or services) claims relating to breaches of express or implied warranties (excluding claims founded upon negligence, strict liability in tort or other similar legal theory) made with respect to Business Products for the years ended May 26, 1996, May 28, 1995 and May 29, 1994 in amounts not in excess of 2% of sales of the Business for such years, respectively. Except as set forth on Schedule 3.14, there are no pending or, to the knowledge of Seller, threatened claims for the breach of any express or implied warranty made with respect to Business Products, except for individual claims which involve claims for money, property or services of less than $50,000.

    3.15.     INVENTORY; PURCHASED ASSETS.  Except as set forth on Schedule
3.15:

         (a) All Inventory is located at the locations specified on Schedule 2.1E and all such Inventory that is not located on the Principal Premises is identified as belonging to the Business.

         (b) The Purchased Assets, taken together with the Non-Assignable Assets (the extent to which Buyer will receive the benefits thereof under Section 2.6) and Buyer's rights under the Operating Agreements, constitute substantially all of the assets, properties, agreements, licenses (other than the Non-Assignable Patent Licenses), intellectual property and other rights which are necessary to enable Buyer after the Closing to manufacture the Business Products in a manner consistent with the Seller Entities' past practice, furnish Business Services or otherwise operate the Business after the Closing.

         (c) No Seller Entity nor any of its subsidiaries has received any written notice of any infringement or violation of, or conflict with, any intellectual property rights of any third Person by the Seller Entities or any of their subsidiaries in connection with the conduct of the Business which could reasonably be expected to have a Material Adverse Effect.

    3.16.     REAL ESTATE.

         (a) OWNED PROPERTY. (i) Schedule 2.1A sets forth a list of all of the real estate owned by any one or more of the Seller Entities and primarily used in the Business (such real estate, together with all beneficial, appurtenant easements and other appurtenances thereto and with all fixtures attached thereto or forming a part thereof, is collectively referred to herein as the "Owned Real Estate"), and includes the street address and legal description of each parcel of the Owned Real Estate. Seller has good, valid, marketable and indefeasible fee simple title to the Owned Real Estate, including the buildings, structures, fixtures and improvements situated thereon or forming a part thereof and the appurtenances thereto, subject to the Permitted Fee Title Exceptions. Seller has made available to Buyer copies of all (i) title reports, title insurance policies and commitments therefore, (ii) surveys, (iii) documents and instruments creating or governing appurtenances, and (iv) licenses, certificates of occupancy, plans, specifications and permits, pertaining to the Owned Real Estate that are in the possession or control of any of the Seller Entities.

              (ii) The Owned Real Estate is free and clear of all Encumbrances, including, without limitation, security interests, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, exceptions, variances or reservations of any nature whatsoever, except for the following (collectively, "Permitted Fee Title Exceptions"): (a) any Encumbrances or title defects, conditions, easements, covenants or restrictions, if any, none of which, individually or in the aggregate, would reasonably be expected to have a Material Real Estate Impairment or which would cause such Owned Real Estate to be unmarketable or uninsurable at customary title insurance rates, (b) zoning or land use ordinances (subject to the compliance obligations under Section 3.8 and 3.9), (c) liens for ad valorem real property taxes and assessments not yet due and payable, (d) with respect to the Portland Facility only, the Shared Facilities Agreement relating to such shared facility, and (e) with respect to the Seller's facility in Santa Clara, California only, the Shared Services and Occupancy Agreement relating to such shared facility. The Owned Real Estate is also subject to those matters set forth on Schedule 2.1-A, but unless such matters otherwise qualify under clauses (a) through (c) above, such matters shall not be deemed to be Permitted Fee Title Exceptions.

              (iii) No Seller Entity has received written notice from any governmental authority, insurance company which has issued a policy with respect to any of the Owned Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (a) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Owned Real Estate or the use thereof which nonconformity could, either individually or in the aggregate, reasonably be expected to have a Material Real Estate Impairment, or (b) requests the performance of any repairs, alterations or other work to or in any of the Owned Real Estate, which violations, repairs, alterations or other work have not yet been cured or performed, as applicable; which failure to perform such work, either individually or in the aggregate, would reasonably be expected to have a Material Real Estate Impairment. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Owned Real Estate and, to the knowledge of Seller, no such action, proceeding or litigation is threatened which proceeding or litigation, if concluded adversely to Seller Entities, would reasonably be expected to have a Material Real Estate Impairment. The sale of the Owned Real Estate to Buyer does not and will not violate or conflict with the requirements of any subdivision plan currently applicable to the Owned Real Estate.

         (b) REAL ESTATE LEASES. (i) Schedule 3.16 sets forth a list of all of the leases or rights of occupancy pursuant to which the Seller Entities (or any of them) lease or sublease any real property or interest therein related to or used in the Business (collectively, as heretofore modified, amended or extended, the "Leases"), including the identification of each of the lessors thereof and the street addresses of all of the real estate demised under any of the Leases (collectively, the "Leased Real Estate"). Except as set forth on
Schedule 3.16, one or more of the Seller Entities is the lessee under all Leases, and no party other than one or more of the Seller Entities has any right to possession, occupancy or use of any of the Leased Real Estate. Copies of (a) leasehold title insurance policies and commitments therefor, title reports, surveys, licenses, certificates of occupancy, plans, specifications, permits and other documents, pertaining to the Leased Real Estate, if any, that are in the possession or control of any of the Seller Entities, and (b) each of the Leases, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements or any brokerage commission agreements related thereto, and (c) any other material agreements relating to the Leases have been made available by Seller to Buyer. Each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth on Schedule 3.16-1, none of the Seller Entities has received any written notice of any material default under any provision of any of the Leases which default remains uncured. There is no material default by any Seller Entity in the payment of rent under any Lease beyond any applicable notice and cure period. None of the Seller Entities has given notice to any other party to any of the Leases that such party is in default under any of the provisions thereof which default remains uncured.

              (ii) Except as set forth in Schedule 3.16, the Seller Entities are in actual possession of the Leased Real Estate. The Seller Entities have good and valid title to all the leasehold estates conveyed under the Leases free and clear of all Encumbrances, including, without limitation, security interests, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, exceptions, variances or reservations of any nature whatsoever, except for the following (collectively, "Permitted Leasehold Exceptions"): (a) zoning or land use ordinances (subject to the compliance obligations under Sections 3.8 and 3.9), (b) liens for ad valorem real property taxes and assessments not yet due and payable, (c) with respect to the Portland Facility only, the Shared Facilities Agreement relating to such shared facility, (d) with respect to Seller's Santa Clara, California facility only, the Shared Services and Occupancy Agreement relating to such shared facility, and (e) any Encumbrances or title defects, conditions, easements, covenants or restrictions effecting or encumbering the fee interest of the Leased Real Estate, none of which, either individually, or in the aggregate, would reasonably be expected to have a Material Real Estate Impairment. The Leased Real Estate is also subject to those matters set forth on Schedule 3.16, but unless such matters otherwise qualify under clause (a), (b), and (e) above, such matters will not be deemed to be Permitted Leasehold Exceptions.

              (iii) No Seller Entity has received written notice from any governmental authority, insurance company which has issued a policy with respect to any of the Leased Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (a) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Leased Real Estate or the use thereof which nonconformity could, either individually or in the aggregate, reasonably be expected to have a Material Real Estate Impairment, or (b) requests the performance of any material repairs, alterations or other work to or in any of the Leased Real Estate, which violations repairs, alterations or other work have not yet been cured or performed, as applicable; which failure to perform such work, either individually or in the aggregate, would reasonably be expected to have a Material Real Estate Impairment. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Leased Real Estate and, to the knowledge of Seller, no such action, proceeding or litigation is threatened, which proceeding or litigation if concluded adversely to the Seller Entities would reasonably be expected to have a Material Real Estate Impairment.

              (iv) Except as set forth on Schedule 3.16, there are no brokerage commissions or finder's fees due from any of the Seller Entities which are currently due and unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

              (v) Except as set forth on Schedule 3.16, there have been no casualties which could result in the termination by any landlord pursuant to the terms of such lease, or pursuant to the written agreement of the landlord and tenant.

    3.17.     OWNERSHIP OF SUBSIDIARIES.  Except for the Fairchild
Subsidiaries, the Purchased Assets do not include the stock of, or any other equity or debt interest in, any other corporation or business entity. Each Fairchild Subsidiary is (or will be prior to Closing) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth opposite its name on Schedule 3.17. Each Fairchild Subsidiary has (or will have prior to Closing) all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted, except for any failure to have such power and authority which could not reasonably be expected to have a Material Adverse Effect. The copies of the articles of incorporation and bylaws, as amended to date, of each Fairchild Subsidiary in existence as of the date hereof and which have been delivered to Buyer, are correct and complete and are in full force and effect. The currently authorized, issued and outstanding shares of capital stock of each Fairchild Subsidiary in existence on the date hereof and the record holders as of the date hereof of such shares are set forth on Schedule 3.17. All of such outstanding shares have been (or will be prior to Closing) duly authorized, validly issued and are fully paid and nonassessable, are directly or indirectly owned by Seller free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatsoever nature, were not issued in violation of the terms of any agreement or other understanding binding upon any Fairchild Subsidiary or Seller, and were issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of any Fairchild Subsidiary and no securities convertible into or exchangeable for any of such capital stock.

    3.18. TAX MATTERS. Except as set forth on Schedule 3.18 and except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

         (a) The Seller Entities have (A) filed or provided all Returns required to be filed or provided with respect or relating to, in connection with or arising out of the Business and each Return is true, complete and accurate,
(B) timely paid all Taxes shown thereon as due and owing with respect or relating to, in connection with or arising out of the Business, and (C) in accordance with GAAP has provided for, on its books of account and related records, liability for all other current Taxes not yet paid with respect to, or in connection with or arising out of the Business. To Seller's knowledge, no Seller Entity has received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of Taxes with respect to, or in connection with or arising out of the Business, which notice has not been satisfied by payment or been withdrawn, and there are no claims that have been asserted or threatened in writing relating to such Taxes against any Seller Entity.

         (b) There are no liens with respect to Taxes upon the Purchased Assets other than customary liens for current Taxes not yet due and payable.

         (c) Each Fairchild Subsidiary has (A) duly filed or provided, or has had filed or provided on its behalf, all Returns required to be filed by it, and each such Return is true, complete and accurate; (B) paid, or has had paid on its behalf, all Taxes shown to have become due pursuant to such Returns; and (C) in accordance with GAAP has provided for, on its books of account and related records, liability for all other current Taxes not yet paid.

         (d) To the knowledge of Seller, there is no action, suit, proceeding or claim currently pending regarding Taxes with respect to any Fairchild Subsidiary. No Return of any Fairchild Subsidiary is being examined by, and no written notification of intention to examine has been received from, any Governmental Authority. No issue raised by any Governmental Authority in connection with any Return with respect to Taxes of any Fairchild Subsidiary is currently pending. No presently effective waiver or extension of any statute of limitation with respect to Taxes has been given by or requested from any Fairchild Subsidiary.

         (e) There is no ruling issued to any Fairchild Subsidiary (or closing agreement to which any Fairchild Subsidiary is a party) concerning Taxes from (or with) any Governmental Authority which would have continuing material effect on any Fairchild Subsidiary after the Closing Date.

         (f) No Fairchild Subsidiary is a party to any tax sharing or similar agreement in respect of Taxes of a Person other than a Fairchild Subsidiary.

         (g) None of the Fairchild Subsidiaries has reported or expects to report income, loss, deduction or credit in its capacity as a partner in another entity for federal income tax purposes.

         (h) Each Seller Entity is a United States person within the meaning of Section 7701(a)(30) of the Code.

         (i) There is no lien or security interest in favor of any Governmental Authority on any of the assets of any Fairchild Subsidiary that arose in connection with the failure (or alleged failure) to pay any Tax except for customary liens for current Taxes not yet due and payable.

    The representations and warranties set forth in this Section 3.18 are not applicable to the extent that such Taxes do not constitute an encumbrance against the Purchased Assets or will not become a liability of FSC Semiconductor Corporation, Buyer or any of the Fairchild Subsidiaries.

    3.19. EMPLOYEE BENEFIT PLANS. (a) Schedule 3.19(a) lists all "employee benefit plans," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) and all other material pension, profit sharing, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, post-retirement medical or life, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, arrangements, contracts, or policies, qualified or unqualified, funded or unfunded, (i) maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate with respect to any Business Employees, or (ii) pursuant to which Seller or any ERISA Affiliate may have any liability with respect to any Business Employees, within the United States (the "Benefit Plans").

         (b) As applicable, with respect to each of the Benefit Plans, true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and all related trust agreements and insurance contracts;
(ii) the last three filed Form 5500 series and all Schedules thereto, as applicable; (iii) the current summary plan descriptions and all summary material modifications thereto; and (iv) the most recent determination letter issued with respect to each Benefit Plan has been delivered or made available to Buyer.

         (c) Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code.

         (d)  No Benefit Plan is subject to Title IV of ERISA.

         (e) Seller's Retirement and Savings Program is the only Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code (the "Pension Plan"). The Pension Plan meets the qualification requirements of Section 401(a) of the Code and each related trust is exempt from taxation under Section 501(a) of the Code.

         (f) The Pension Plan has received a determination letter from the IRS to the effect that such Pension Plan is qualified and all related trusts are exempt from federal income taxes and no determination letter with respect to the Pension Plan has been revoked nor has the Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

         (g) There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan.

         (h) With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Seller and each ERISA Affiliate comply in all material respects with the continuation coverage requirements of the Code and ERISA with respect to Business Employees and their eligible beneficiaries and dependents.

         (i) Except as set forth in Schedule 3.19(i), no Benefit Plan provides medical or life insurance benefits, beyond termination of service or retirement other than coverage mandated by law.

         (j) Except as set forth on Schedule 3.19(j), the execution of, and performance of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. No Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

         (k) Schedule 3.19(k) lists all material pension, profit sharing, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, post-retirement medical or life, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, arrangements, contracts or policies, whether funded or unfunded
(i) maintained, contributed to, or required to be contributed to by Seller or any Affiliate with respect to any Business Employees, or (ii) pursuant to which Seller or any Affiliate may have any liability with respect to any Business Employees, outside the United States (the "Foreign Plans"). Schedule 3.19(k)(i) lists all the Foreign Plans that are not sponsored by a Fairchild Subsidiary (a "Non-Subsidiary Foreign Plan").

         (l) A true and complete copy of each Foreign Plan including all amendments and modifications thereof together with all related trust agreements and insurance contracts have been delivered or made available to Buyer.

         (m) Except as set forth on Schedule 3.19(m), each Foreign Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable laws.

         (n) All contributions and other payments required to be made by Seller or any Affiliate to any Foreign Plan with respect to any period up to and including the Closing Date shall have been made or accrued and booked on or before the Closing Date.

         (o) There are no pending audits or investigations by any governmental or quasi-governmental agency involving the Foreign Plans and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Foreign Plan), suits or proceedings involving any Foreign Plan.

    3.20. No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE III OR ANY OTHER PROVISION OF THIS AGREEMENT BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT NONE OF SELLER OR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING, WHETHER CONTAINED IN OR REFERRED TO IN THE EVALUATION MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO BUYER OR ANY OF ITS

AFFILIATES, AGENTS OR REPRESENTATIVES (INCLUDING WITHOUT LIMITATION THE CONFIDENTIAL OFFERING MEMORANDA RELATING TO THE BUSINESS (THE "CONFIDENTIAL OFFERING MEMORANDA") (SUCH MATERIALS COLLECTIVELY, THE "EVALUATION MATERIALS")), ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN THIS AGREEMENT, THE RECAP AGREEMENT AND THE OPERATING AGREEMENTS, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE BUSINESS CARRIED OUT BY SELLER.


                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller that:

    4.1. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and corporate authority to execute and deliver this Agreement, the Purchase Price Note and the Operating Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement, the Purchase Price Note and the Operating Agreements by all necessary corporate action. Buyer has all corporate power and corporate authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

    4.2. Authorization; Binding Obligation. This Agreement, the Purchase Price Note and the Operating Agreements have been duly executed and delivered by Buyer and this Agreement, the Purchase Price Note and the Operating Agreements are the valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms.

    4.3. No Violations. (a) The execution, delivery and performance of this Agreement, the Purchase Price Note and the Operating Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer's charter or by-laws or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Buyer or any of its assets or properties.

         (b) No consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement, the Purchase Price Note, the Operating Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, and (ii) such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

    4.4. Inspections; Limitation of Seller's Warranties. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated certain documents and information in connection with the execution, delivery and performance of this Agreement. Buyer acknowledges that it is acquiring the Business without any representation or warranty, express or implied, by Seller or any of its Affiliates except as expressly set forth herein, in the Recap Agreement and in the Operating Agreements. In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges that, except as expressly set forth herein, in the Recap Agreement and in the Operating Agreements, no representation or warranty, express or implied, of Seller or any of its advisors, including, without limitation, Deutsche Morgan Grenfell, BA Partners, Seller's lawyers (other than the opinions of such lawyers delivered in connection with this Agreement), KPMG Peat Marwick (except in connection with financial statements prepared by such accountants accompanied by an opinion of such accountants thereon) or any of their respective Affiliates or representatives, with respect to the Business (including, without limitation, the Evaluation Materials, the Confidential Offering Memorandum, any other information provided to Buyer pursuant to the Confidentiality Agreement and any financial projection or forecast delivered to Buyer with respect to the revenues or profitability which may arise from the Business either before or after the Closing Date) shall form the basis of any claim against Seller or any of its advisors, or any of their respective Affiliates or representatives, except as otherwise provided in Section 3.20. With respect to any financial projection or forecast delivered on behalf of Seller to Buyer, Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts and that it is familiar with such uncertainties.

                                      ARTICLE V

                                  CERTAIN COVENANTS

    5.1. Information. (a) Seller and Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) reasonable access to their respective officers and employees and reasonable access for inspection and copying of all Business Records, Governmental Permits, Contracts and any other information existing at the Closing Date and relating to the conduct of the Business, and will make their respective officers and employees available, to the extent such availability does not unreasonably interfere with the conduct of the Business by Buyer, or the conduct of its business by Seller, as the case may be, as is reasonably necessary to enable the party requesting such information to: (i) comply with reporting, filing or other requirements related to the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to the conduct of the Business other than claims or allegations which one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. Seller and Buyer shall each maintain all of the foregoing information in accordance with their normal document retention policies and if either party desires to destroy or dispose of any of the foregoing which are material to the other party at any time prior to the tenth anniversary of the Closing, such party will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the other party.

         (b) Subject to applicable law, Seller agrees to make available to Buyer, for inspection and copying by Buyer, all employment and personnel records (including medical records) and information relating to any Business Employee hired by Buyer.

         (c) The party requesting the information and assistance provided in clauses (a) and (b) of this Section 5.1 shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Buyer agrees to preserve all Business Records and Governmental Permits delivered to it by Seller for at least three (3) years after the Closing Date.

    5.2. Tax Reporting and Allocation of Consideration. Buyer and Seller agree that the sale of the Purchased Assets hereunder is a fully taxable sale for income tax purposes. Seller further agrees that neither Buyer nor FSC Semiconductor Corporation will be treated on Seller's federal income tax returns (or amended federal income tax returns) as a member of any consolidated group of which Seller is or was a member with respect to periods ending on or prior to the Closing Date or beginning prior to and ending after the Closing Date. Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns. Accordingly, Buyer and Seller agree to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns in accordance with a written statement (the "Statement of Allocation") prepared in accordance with Schedule 5.2 (to be attached at Closing), setting forth an allocation of the Purchase Price among such Purchased Assets and the covenants not to compete and not to solicit contained in Section 5.6 in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. The Statement of Allocation shall be prepared by Seller. Seller shall deliver, subject to Buyer's prior review and written approval the Statement of Allocation to Buyer at the Closing. If Buyer approves the Statement of Allocation, then, unless otherwise prohibited by law, all federal, state and local income tax returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Buyer does not approve the Statement of Allocation and if Buyer and Seller, after good faith negotiations, cannot agree on the allocation of the consideration among the Purchased Assets and covenants, then no Statement of Allocation shall be prepared, and each party shall prepare and file its tax returns in accordance with its own allocations. Seller and Buyer acknowledge and agree that (x) Seller will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Business Employee in connection with the operation of the Business prior to the Closing; and (y) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee in connection with the operation of the Business after the Closing. Seller and Buyer agree to follow the Standard Procedure specified in Rev. Proc. 96-60, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the Business.

    5.3. Operating Agreements. On or prior to the Closing Date, Buyer shall execute and deliver to Seller and Seller shall execute and deliver to Buyer the following agreements (the "Operating Agreements"): Technology Licensing and Transfer Agreement, Transition Services Agreement, Fairchild Foundry Services Agreement, Revenue Side Letter, Fairchild Assembly Services Agreement, National Foundry Services Agreement, National Assembly Services Agreement, Mil/Aero Wafer and Services Agreement, Shared Facilities Agreement (for South Portland Site), Shared Services Agreement (for South Portland Site) and Shared Services and Occupancy Agreement and the agreements contemplated by the foregoing agreements.

    5.4. Tax Matters.(a) Seller will be responsible for the preparation and filing of (i) all Returns of any Fairchild Subsidiary that are due (giving effect to valid extensions) on or before the Closing Date or are due after the Closing Date for a taxable period that ends on or before the Closing Date and
(ii) all Returns for the Business that are due (giving effect to valid extensions) after the Closing Date for all taxable periods ending on or before the Closing Date. Seller shall make all payments required with respect to any such Return as shown or required to be shown thereon; provided, however, Seller and Buyer will reimburse each other for all Taxes prorated in accordance with
Section 5.4 (c).

         (b) Buyer will be responsible for the preparation and filing of all other Returns of any Fairchild Subsidiary or relating to the Business. Buyer will make all payments required with respect to any such Return; provided, however, Seller and Buyer will reimburse each other for all Taxes prorated in accordance with Section 5.4 (c).

         (c) Taxes imposed on a Fairchild Subsidiary for any taxable period that begins before and ends after the Closing Date shall be allocated to and paid or caused to be paid by (i) Seller for the period up to and including the day before the Closing Date, and (ii) Buyer for the period beginning on the Closing Date. For purposes of this Agreement, Taxes of any Fairchild Subsidiary for the period up to and including the day before the Closing Date and for the period beginning on the Closing Date shall be apportioned on a per diem basis in the case of any such Taxes not measured or measurable in whole or in part with reference to net or gross income, sales or receipts, capital expenses or compensation expenses, and all other such Taxes shall be determined on the basis of an interim closing of the books of the Fairchild Subsidiary as of the end of the day before the Closing Date.

         (d) Seller and Buyer shall provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Return, amended Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes related to any Fairchild Subsidiary or the Business. Such cooperation shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to determinations by any Governmental Authority and records containing the ownership and tax basis of property, which either party may possess. Seller and Buyer shall make available on a reasonable basis, employees of the Seller, Buyer, or any Fairchild Subsidiary as the case may be, whose reasonable out-of-pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available. Seller and Buyer shall at their own cost and expense preserve all Returns, schedules, workpapers and all material records or other documents relating thereto until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension. Seller and Buyer shall not destroy or otherwise dispose of any Returns, schedules, workpapers, information, records and documents without first providing the other party a reasonable opportunity to review and copy the same. The party requesting such information, records and documents shall bear the reasonable out-of-pocket costs and expenses incurred in connection with providing the same. For the Seller's fiscal year ending May 25, 1997, Buyer shall at its own cost and expense complete and submit any Tax data packages required by Seller consistent with past practices of Seller's Tax Department. Any information obtained under this Section 5.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

         (e) Seller shall have the right, at its own expense, to control any audit or examination by any Governmental Authority, to initiate any claim for refund, to amend any Return, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period ending on or before the Closing Date, except that Seller shall consult with Buyer and obtain Buyer's consent (which consent shall not be unreasonably withheld) as to any of the foregoing if Buyer, any of its Subsidiaries or any Fairchild Subsidiary may be adversely affected by such action. Buyer shall promptly notify Seller of the receipt of all notices, audits, examinations or other proceedings, information or document requests, requests for conferences, meetings, interviews or testimony of employees of Buyer or any Fairchild Subsidiary and other correspondence in respect of Taxes related to any Fairchild Subsidiary or the Business for any taxable period ending on or before the Closing Date. Seller shall have the right, at its own expense to participate in all conferences, meetings, interviews or testimony of employees of Buyer or any Fairchild Subsidiary and other correspondence in respect of Taxes related to any Fairchild Subsidiary or the Business for any taxable period ending on or before the Closing Date. With respect to any audit or other proceeding relating to Taxes for taxable periods that begin before and end after the Closing Date ("Straddle Period Taxes"), Seller shall have the right, at its own expense, to participate (i) in all conferences, meetings or proceedings with any Governmental Authority, the subject matter of which is or includes Straddle Period Taxes and (ii) in all appearances before any court, the subject matter of which is or includes Straddle Period Taxes. Buyer agrees not to settle or compromise any issue relating to Straddle Period Taxes without Seller's consent (which consent shall not be unreasonably withheld) unless Buyer first waives, in writing, any rights to indemnification it may have under this Agreement relating to such Straddle Period Taxes.

         (f) Effective as of the Closing Date, Seller shall cause any tax sharing agreements to which any Fairchild Subsidiary is a party to be terminated as to such Fairchild Subsidiary and such Fairchild Subsidiary shall have no current or continuing obligations under any such agreement after the Closing Date.

    5.5. Employee Matters. (a) Effective as of the Closing Date, except for the Fab Employees, Buyer shall offer to employ all of the Business Employees who are not otherwise employed by a Fairchild Subsidiary on substantially the same terms and conditions (other than the Benefit Plans set forth on item (c) of Schedule 3.5) as they were employed immediately before the Closing Date; provided, that such offer of employment with respect to any Business Employee who is on Medical Leave as of the Closing Date shall only be effective if and when such Business Employee is ready, willing and able to return to active duty and provided further, that notwithstanding Buyer's offer of employment, responsibility for the workers' compensation benefits of any Business Employee shall be governed by Section 5.5(j). In addition, Buyer shall offer to employ the Fab Employees in accordance with the terms and conditions set forth on
Schedule 5.5A. All of the Business Employees who accept such offers of employment are hereinafter referred to as "Transferred Employees" and shall be considered to become "Transferred Employees" as of the Closing Date, except for such Business Employees who are on Medical Leave or classified as a Fab Employee as of the Closing Date, each of whom shall be considered to become a "Transferred Employee" as of the date he or she returns to active duty with the Buyer after the Closing Date. Nothing in this Section 5.5 shall limit Buyer's authority to terminate the employment of any Business Employee at any time after he or she becomes a Transferred Employee for any reason.

         (b) Effective as of the Closing Date, Buyer shall take, or cause to be taken, all action necessary and appropriate to establish employee benefit plans for the benefit of Transferred Employees and their eligible beneficiaries and dependents that correspond to, and that are substantially similar in the aggregate (excluding equity based features and the Benefit Plans set forth on item (c) of Schedule 3.5) to Seller's Benefit Plans and Non-Subsidiary Foreign Plans set forth on Schedule 3.19(a) and Schedule 3.19(k)(i) (such plans established by Buyer are hereinafter referred to as "Buyer's Plans"). Except as specifically provided otherwise in this Section 5.5 or as required by law, each Transferred Employee and his or her eligible beneficiaries and dependents shall cease to participate in and accrue benefits under Seller's Benefit Plans and Non-Subsidiary Foreign Plans, and shall become eligible to participate in and accrue benefits under Buyer's Plans, as of the date such Transferred Employee becomes a Transferred Employee. Except as specifically provided otherwise in this Section 5.5, Seller shall remain responsible for all liabilities or obligations of any Seller Entity or Affiliate to the Business Employees or any of their other present or former employees (or the Beneficiary of any such individual) arising out of their employment relationship with any Seller Entity or any Affiliate, including without limitation, claims asserted under any Benefit Plan, Non-Subsidiary Foreign Plan or collective bargaining agreement or claims for severance, bonuses or any other benefits that must be paid as a result of the transactions contemplated by this Agreement (whether or not such individual becomes a Transferred Employee) or as a result of the termination of such employees by any Seller Entity, including severance, bonuses or any other benefits arising under the agreements with directors, officers and employees set forth on Schedule 3.5 other than claims resulting from or arising out of a failure of Buyer to comply with its obligations under this Section 3.5 other than claims resulting from or arising out of a failure of Buyer to comply with its obligations under this Section 5.5. Buyer shall be responsible for all liabilities relating to or arising out of Buyer's Plans. Nothing in this Section 5.5 shall prevent Buyer from amending, modifying or terminating any of Buyer's Plans at any time after the Closing Date or prevent Seller from amending, modifying or terminating any of Seller's Benefit Plans and Non-Subsidiary Foreign Plans at any time after the date hereof; provided, if Seller makes any amendment or modification to a Seller's Benefit Plan or Non-Subsidiary Foreign Plan after the date hereof that increases materially the costs of providing benefits thereunder to any Business Employee, the corresponding Buyer's Plan need not incorporate such amendment or modification. Notwithstanding the foregoing sentence, Buyer's Plans shall at all times after the Closing Date treat pre-Closing service by Transferred Employees with Seller and its affiliates in the same manner as service with Buyer for all purposes under Buyer's Plans other than accrual of benefits.

         (c) Seller's Benefit Plans and Non-Subsidiary Foreign Plans that are identified on Schedule 3.19(a) or Schedule 3.19(k)(i) as Medical Plans, Dental Plans and other Welfare Benefit Plans shall be responsible for all claims incurred by any Transferred Employee and any eligible beneficiary or dependent thereof before the date such Transferred Employee becomes a Transferred Employee (regardless of when submitted), and the corresponding Buyer's Plans shall be responsible for all claims incurred by any Transferred Employee and any eligible beneficiary or dependent thereof on or after the date such Transferred Employee becomes a Transferred Employee. Such Buyer's Plans shall provide coverage to Transferred Employees and their eligible beneficiaries and dependents without regard to any pre-existing conditions except to the extent such pre-existing conditions were subject to coverage limitations under the corresponding Seller's Benefit Plans or Non-Subsidiary Foreign Plans, and shall give credit for all deductibles, copayments and other out-of-pocket expenses incurred by Transferred Employees under Seller's Benefit Plans and Non-Subsidiary Foreign Plans during the portion of the applicable plan year that precedes the date such Transferred Employees begin to be covered by the corresponding Buyer's Plans. An individual receiving benefits under Seller's Benefit Plans pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code as a result of ceasing to be an eligible beneficiary or dependent of a Transferred Employee shall be considered for all purposes of this Section 5.5 to be an eligible beneficiary or dependent, as applicable, of such Transferred Employee during the period such continuation coverage is required to be provided. It is understood that a claim for a benefit under any such plan shall be deemed to be incurred (i) in the case of a claim for life insurance or other death benefits, on the date of death, (ii) in the case of a claim for disability benefits, on the date the later of the date the relevant disability status is deemed to begin and the date any applicable waiting period is satisfied, (iii) in the case of a claim for medical, dental, vision care, employee assistance, family care and other benefits involving the rendering of services or the reimbursement of the cost of services, on the date the relevant service is rendered, and (iv) in the case of a claim for prescription drug benefits, on the date the relevant prescription is filled.

         (d) Notwithstanding the provisions of Sections 5.5(b) and (c), if Buyer determines that it is not practicable for it to establish any of the Buyer's Plans corresponding to the Seller's Benefit Plans set forth on Schedule 5.5D as of the Closing Date, Seller shall amend such corresponding Seller's Benefit Plan so as to permit the continued participation of Transferred Employees therein until Buyer is able to establish such Buyer's Plan (and Buyer shall do so as soon as reasonably practicable after the Closing Date).

         (e) (i) Effective as of the Closing Date, Buyer shall establish a defined contribution retirement plan qualified under section 401(a) of the Code for the benefit of Transferred Employees located in the United States ("Buyer's Savings Plan"). Seller shall take all actions necessary or appropriate so that, effective as of the date any participant in Seller's Retirement and Savings Program (the "RASP") becomes a Transferred Employee, such participant shall be fully vested in his or her accrued benefit under the RASP. Seller agrees, as soon as practicable following the Closing Date, to direct the trustee of the trust funding the RASP to transfer to the trustee of the trust funding the Buyer's Savings Plan in one or more separate transfers, the account balances as of the date of transfer attributable to the participants in the RASP who are Transferred Employees, plus the portion of any unallocated contributions and trust earnings attributable to such participants who are Transferred Employees. Unless otherwise agreed to by Buyer and Seller, such account balances shall be transferred in cash (except to the extent such account balances are invested in participant notes which shall be transferred in kind); provided, that with respect to any portion of such accounts invested in Insurance Policy #61896 issued by Confederation Life Insurance Company, Seller shall transfer such amounts in kind or in cash, as and when reasonably practicable and prudent. Following the transfer to Buyer's Savings Plan of the account balances as provided herein, Buyer's Savings Plan shall be solely liable, to the extent of the account balances transferred and any benefits accruing thereafter, for the payment of benefits to the Transferred Employees whose accounts were so transferred.

              (ii) Seller and Buyer shall, in connection with the transfers required by this Section 5.5(e), cooperate in making any and all appropriate filings required under the Code or ERISA, and the regulations thereunder, and any applicable securities laws, and shall take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Closing Date; provided, however, that no such transfer shall take place until after the later of (i) the expiration of a 30-day period following the date of filing of any required Form 5310 (or any successor form thereto) with the IRS and (ii) the earlier of (a) the receipt of a favorable IRS determination letter with respect to the qualification of the Buyer's Savings Plan under Section 401(a) of the Code or (b) the receipt by Seller of an opinion of Buyer's counsel to the effect that Buyer's Savings Plan is intended in good faith to be qualified under Section 401(a) of the Code and that an application for an IRS determination letter to that effect has been filed within the remedial amendment period.

              (iii) Seller shall be responsible for making all matching contributions applicable to all employee contributions made to the RASP by Transferred Employees prior to Closing. Such contribution shall be made prior to the time of the asset transfers required by Section 5.5(e)(i). Seller will be responsible for making a "Pro Rata Profit Sharing Contribution" (as described below) to the RASP on behalf of the Transferred Employees prior to the time of the asset transfers required by Section 5.5(e)(i). The Pro Rata Profit Sharing Contribution shall mean a good faith estimate of the amount to be contributed under the profit-sharing contribution formula utilized under the RASP for the plan year that begins before and ends after the Closing Date but applied only to the compensation earned by the Transferred Employees from the Seller during such plan year.

         (f) Except as otherwise expressly set forth in this subsection (f), Buyer shall be responsible for paying awards to Transferred Employee under the Seller's Key Employee

Incentive Plan ("KEIP") for the fiscal year of Seller that begins before and ends after the Closing Date (the "Overlapping Fiscal Year"), including, without limitation, those liabilities set forth on Schedule 1-A/1-B under the heading "Assumed by FSC." Buyer shall pay such amounts in accordance with the terms of the KEIP, except that (i) employment with Buyer shall be treated as employment with Seller for purposes of determining eligibility to receive an award under the KEIP, and (ii) the amount of each such award shall be determined by (A) multiplying the Performance Factor (as defined below) times the applicable Transferred Employee's Annual Compensation (as defined below) times the applicable Transferred Employee's Participation Percentage (as defined in the
KEIP), and then (B) multiplying the result of (A) by a fraction, the numerator of which is the number of days during the Overlapping Fiscal Year that precede the Closing Date, and the denominator of which is the total number of days during the Overlapping Fiscal Year. For purposes of this Section 5.5(f):
"Performance Factor" means the actual performance with respect to the performance goals under the KEIP for the Overlapping Fiscal Year, measured by reference solely to performance during the portion of the Overlapping Fiscal Year that precedes the Closing Date, as reasonably determined by Buyer; and a Transferred Employee's "Annual Compensation" means such Transferred Employee's Compensation (as defined in the KEIP) treating compensation from Buyer after the Closing Date as if it were compensation from Seller. The KEIP awards payable pursuant to this Section 5.5(f) shall be paid following the end of the Overlapping Fiscal Year in accordance with past practice (but in no event more than 45 days after the end of the Overlapping Fiscal Year). Seller shall be responsible for paying all awards to Transferred Employees under Seller's KEIP to the extent such awards were awarded with respect to a fiscal year prior to the Overlapping Fiscal Year and have been deferred by the applicable recipient, including, without limitation, those liabilities set forth on Schedule 1-A/1-B under the heading "Stay with NSC."

         (g) Seller shall remain responsible for providing scholarship benefits to any child of a Transferred Employee who is receiving such benefits as of the date such individual becomes a Transferred Employee.

         (h) Buyer shall permit Transferred Employees to use after the Closing Date all vacation that is accrued but unused as of the Closing Date under Seller's vacation pay policies and practices. As soon as practicable following the Closing, Seller shall provide Buyer with a list of the amount of each Transferred Employee's accrued vacation as of the Closing Date.

         (i) Buyer shall be responsible for paying awards for Seller's third and fourth fiscal quarters for the fiscal year ending May 25, 1997 under Seller's Success Sharing Plan to all eligible Transferred Employees in accordance with the terms of such Plan. Seller shall be responsible for paying awards under Seller's Success Sharing Plan to all eligible employees, other than Transferred Employees, including, without limitation, those awards set forth on
Schedule 1-A/1-B under the heading "Stay with NSC." Seller shall pay all sales incentive compensation earned by any Transferred Employee before he or she becomes a Transferred Employee, as determined in accordance with the terms of the applicable sales incentive plan of Seller. Stock options granted under Seller's Stock Option Plan ("Seller's Stock Plan") to any Transferred Employee at least six months before, and that remain outstanding and unexercised as of, the date he or she becomes a Transferred Employee shall be fully vested and exercisable as of such date and shall remain exercisable until, and shall terminate upon, the close of business on the ninetieth day following such date, all in accordance with the terms of Seller's Stock Plan.

         (j) Buyer shall be responsible for any workers' compensation claims incurred by any Transferred Employee whether incurred prior to, upon or after Closing. A workers' compensation claim shall be considered "incurred" on the first date that there is objective evidence of the event or condition that is the basis of such claim.

         (k) Seller and Buyer will take all action necessary to facilitate the treatment as deferred compensation for income tax purposes of all KEIP payments previously deferred that otherwise would have become payable prior to the Seller's 1997 fiscal year, KEIP awards otherwise payable for the Overlapping Fiscal Year, certain stay-on bonuses, sales bonuses, participation in sales price pools, management incentive bonuses, retention bonus plan payments, and enhanced benefits under performance incentive plans which come due to be paid or delivered by any Seller Entity to certain Transferred Employees previously identified to National Semiconductor, with each such Transferred Employee to be entitled to designate the amount of such payments to which he or she is entitled to be so treated and to designate the manner in which such payments shall be made in order to achieve such treatment. As of the Closing Date, Buyer shall assume all liabilities of Seller with respect to such designated payments, and Buyer and Seller shall use their best efforts to cause such Transferred Employees to consent to such assumption and release Seller from such liabilities. Buyer shall establish one or more "rabbi" trusts to provide for payment of such liabilities and each such trust shall allow the investment of its assets in stock of Buyer or any of its Affiliates or designees. As promptly as practicable on or after Closing, Seller shall contribute to such trust or trusts a cash amount equal to the amount of such assumed liabilities as of the Closing Date. In the event that Seller shall pay any awards to Transferred Employees under Seller's KEIP with respect to the Overlapping Fiscal Year, Buyer shall reimburse Seller for such payments. Seller and Buyer agree that Seller shall be entitled to any and all tax deductions attributable to satisfaction of such assumed liabilities, Buyer shall be entitled to any and all tax deductions attributable to satisfaction by Buyer of any other liabilities relating to such deferred compensation, that they will cooperate with one another in sharing any information needed to assure the foregoing, and that neither of them shall take any position on any tax return or take any other action inconsistent with the foregoing.

         (l) Notwithstanding the foregoing, to the extent required by applicable law, effective as of the Closing Date, Buyer shall assume all liabilities arising under German pension plan identified on Schedule 3.19(K) with respect to Transferred Employees.

         (m) Effective as of the Closing Date, all Transferred Employees shall cease to participate in the National Stock Purchase Plan and Seller shall cause all employee contributions not utilized to purchase National stock prior to the Closing Date to be refunded to Transferred Employees within 30 days.

    5.6. Covenant Not to Compete; Nonsolicitation. (a) From and after the Closing Date, Seller will not and will cause its Affiliates not to, for its own account or for the account of others, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducting business under the name "Fairchild," or any variant thereof, other than Fairchild Parent and its Affiliates. For a period of five years from and after the Closing Date, Seller will not and will cause its Affiliates (other than natural persons) not to, other than in the performance of Seller's obligations under the Operating Agreements, for its own account or for the account of others, directly or indirectly

(i) engage in any Competing Business, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any person or entity who or which at any relevant time during such period is engaged in any Competing Business. Ownership of not more than 5% of the outstanding capital stock of any company registered under Section 12 of the Securities Exchange Act of 1934 shall not be a violation of this Section 5.6(a). Notwithstanding the foregoing, in the event that Buyer breaches any of the Fairchild Foundry Services Agreement, Fairchild Assembly Services Agreement, or Mil/Aero Wafer Services Agreement included in the Operating Agreements, which breach gives rise to a right of termination of such agreement, Seller may manufacture or assemble the products or perform the services which Buyer is not providing under such agreement as a result of such breach, solely to satisfy its own needs for such products or services and not for the purpose of providing such products or services to others.

         (b) As used herein, "Competing Business" shall mean the design, production, manufacture, assembly, testing, distribution, marketing or sale for Seller's own account or for the account of others of any product that has substantially the same specifications as any Business Product or the purchase for resale or repackaging of any Business Product except pursuant to the Mil/Aero Wafer Services Agreement of even date herewith between Buyer and Seller.

         (c) For a period of one year from and after the Closing Date, Seller will not and will cause its Affiliates not to, directly or indirectly, solicit or attempt to solicit any person or entity who is or has been a customer, supplier, licensor, licensee or business relation of the Business prior to or during such period to cease its particular business relationship with the Business.

         (d) Except as specifically contemplated in Section 5.5, for a period of two years from the Closing Date with respect to any director, officer, employee or agent located in Maine and for a period of one year from and after the Closing Date with respect to any of the foregoing located outside of Maine, neither party hereto will, and the parties hereto will cause their respective Affiliates not to, directly or indirectly, solicit or induce any person or entity who is a director, officer, employee or agent of the other party or any of its Affiliates to terminate his, her or its relationship with, or employment by, such entity.

         (e) Notwithstanding the foregoing, Seller may acquire any business or entity that engages in a Competing Business (an "Acquired Business") provided that (i) not more than fifteen percent (15%) of the revenues of the Acquired Business during the twelve calendar months immediately preceding such acquisition are derived from any Competing Business and (ii) Seller uses its diligent good faith efforts to dispose of the portion of the Acquired Business which engages in a Competing Business (the "Competitive Portion") as soon as commercially practicable.

         (f) For a period of thirty-nine (39) months following Closing, Buyer will not develop, manufacture (except for Seller under the Fairchild Foundry Services Agreement or Fairchild Assembly Services Agreement each of even date herewith between Buyer and Seller), market or sell any integrated circuit that has substantially the same specifications as any of Seller's integrated circuit products identified in Schedule 5.6 hereto; provided, however, that this provision shall not prohibit Buyer from acquiring and operating any Person that at the time of acquisition develops, manufactures, markets or sells any product that has substantially the same specifications as any of Seller's products identified on Schedule 5.6.

         (g) The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement and the existence of any claim which any party to this Agreement may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Each of Seller and Buyer agrees that the other's remedies at law for any breach or threat of breach of the provisions of this Section will be inadequate, and that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or equity. In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the party seeking to enforce this covenant seeks to enforce this covenant. Should any provisions of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

    5.7. Material Consents.  Seller and Buyer agree to use their respective
Best Efforts to obtain prior to the Closing all of the consents of third Persons which have been disclosed, or are required to be disclosed, on Schedule 3.3, which consents shall be in a form reasonably satisfactory to Seller and Buyer.

    5.8. Notice to Customers. Seller agrees, in consultation with Buyer, to promptly notify customers of the Business of the consummation of the transactions contemplated by this Agreement and to reasonably assist Buyer, at Buyer's expense, in making arrangements with such customers for the payment of Buyer's accounts receivable (other than the Accounts Receivable) in a manner satisfactory to Buyer.

    5.9. Confidentiality. For a period of five years after the Closing Date, Seller agrees that it will keep confidential all of Buyer's Proprietary Information and Buyer agrees that it will keep confidential all of Seller's Proprietary Information except that Buyer shall not be required to keep confidential Proprietary Information relating to the Business and conveyed to Buyer as part of the Purchased Assets; such Proprietary Information shall include any Proprietary Information obtained in connection with the Operating Agreements. The obligation of each party to keep such Proprietary Information confidential shall not apply to any information which (i) is or becomes available to such party from a source other than the other party (or any Person who is bound by a confidentiality agreement with such other party with respect to such information), (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, or (iii) is required to be disclosed under applicable law or judicial process; provided, however, that if a party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of such information, to the extent permitted by law, such party will provide the other party with prompt written notice to, and will cooperate with, such other party so that such other party may seek a protective order or other appropriate remedy; provided, further, that in the event such other party waives compliance with the provisions of this Section 5.9, such party shall disclose only that portion of the confidential information which is legally required and will exercise its Best Efforts to seek confidential treatment for such information. Notwithstanding anything in this Section 5.9 to the contrary, in the event that any such information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller which is more restrictive than the limitation contained in this
Section 5.9, then the limitation in such agreement shall supersede this Section 5.9.

    5.10. Estoppel Certificates. The parties shall each use, and Seller shall cause the Seller Entities to use, their respective Best Efforts to obtain on or prior to the Closing estoppel certificates and lessor lien waivers (such estoppel certificates and waivers not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), if applicable, in a form and substance reasonably acceptable to Buyer and its lenders and dated a date occurring not more than twenty (20) days prior to the Closing Date (the "Estoppel Certificates"), from each real property lessor listed on Schedule 3.16.

    5.11. Title Policies. The parties shall each use, and Seller shall cause the Seller Entities to use, their respective Best Efforts to obtain on or prior to the Closing, at standard rates, good and valid, irrevocable ALTA extended form title insurance policies (or signed pro forma policies) (collectively, the "Title Policies" issued by a nationally recognized title company or companies reasonably acceptable to Buyer (collectively, the "Title Company"), insuring (or committing the Title Company to insuring) the Buyer's fee title to each parcel of the Owned Real Estate in such amounts which are equal to the current fair market values of each of such parcels, subject to no Encumbrances or exceptions to title other than the than the Permitted Fee Title Exceptions, together with such endorsements as are customary for commercial transactions of this type including without limitation a comprehensive endorsement with respect to easements and restrictions of record. Each of the Title Policies shall be effective as of the date and time of the recording of the deed to the parcel or parcels of the Owned Real Estate to which it relates. The cost of obtaining such Title Policies shall be paid one-half by Seller and one-half by Buyer.

    5.12. Survey. The parties shall each use, and Seller shall cause the Seller Entities to use, their respective Best Efforts to obtain no later than fifteen days prior to Closing, as-built surveys of each parcel of the Owned Real Estate (the "Surveys") prepared by surveyors registered in the jurisdiction in which the surveyed property is located and otherwise satisfactory to Buyer (the "Surveyor") in accordance with the 1992 minimum standard detail requirements for ALTA/ACSM surveys, Class A or B or Urban, dated as of a date after January 20, 1997 showing, with respect to each parcel of the Owned Real Estate and the appurtenances to such parcel, access to and from a dedicated and accepted public right-of-way, the correct location and dimensions of all improvements (including fences and driveways), all easements, rights-of-way and setback lines, the correct location and dimensions of all alleys and streets, all other matters of record or visible on the ground affecting such parcel of the Owned Real Estate, and such other information as may be requested by Buyer. The Surveys shall: (i) show that other than Permitted Fee Title Encumbrances, all structures and other improvements on the Principal

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


Premises are (I) within the lot lines and do not encroach upon the properties of any other Person, and (II) in compliance with applicable zoning laws relating to setback and height restrictions, (ii) show no Encumbrances other than Permitted Fee Title Encumbrances, (iii) be certified to the Buyer and its assigns, the Investor and any mortgage lender to the same, and the Title Company, and (iv) comply with any requirements imposed by the Title Company as a condition to the removal of any survey exception from the general exceptions to the Title Policy covering such of the Owned Real Estate as is shown on the property surveyed.
The cost of obtaining such Surveys shall be paid one-half by Seller and one-half by Buyer.

    5.13. Accounts Receivable and Related Claims. From and after the Closing, Buyer (i) shall use its Best Efforts to assist Seller, upon Seller's reasonable request, in collecting the Accounts Receivable and (ii) shall not
(A) without the prior written consent of Seller, waive or settle any claims or rights which constitute Excluded Assets, including, without limitation, claims with respect to Accounts Receivable or (B) take any action to interfere with or impair the collection by Seller of any claims or rights which constitute Excluded Assets, including, without limitation, claims with respect to Accounts Receivable.


                                      ARTICLE VI

                                       CLOSING

    6.1. Seller's Closing Deliveries. On the Closing Date, Seller shall deliver, or execute and deliver, to Buyer:

         (a)  the Operating Agreements;

         (b) an Assumption Agreement and Bill of Sale substantially in the form set forth in Exhibit 6.1 (the "Bill of Sale") with respect to the Purchased Assets (other than the Non-Assignable Assets);

         (c) special warranty deeds in the customary and proper form for recording duly executed and acknowledged so as to convey to Buyer good and marketable title to the Principal Premises free and clear of all Encumbrances other than Permitted Fee Title Exceptions;

         (d) all of the consents of third Persons described on Schedule 7.5 of the Recap Agreement; and

         (e) any documents or instruments as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets (other than the Non-Assignable Assets) to Buyer and to put Buyer in actual possession or control of the Purchased Assets (other than the Non-Assignable Assets).

    6.2. Buyer's Closing Deliveries. On the Closing Date, Buyer shall deliver, or execute and deliver, to Seller:

         (a)  the Operating Agreements;

         (b)  the Assumption Agreement;

         (c)  the Bill of Sale;

         (d)  the Purchase Price Note;

         (e)  a certificate for 100 shares of Buyer's Common Stock; and

         (f) any documents or instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities.


                                     ARTICLE VII

                                   INDEMNIFICATION

    7.1. Indemnification By Seller. Seller hereby agrees to indemnify and hold harmless Buyer from and against any Damages arising out of or resulting from (i) the Excluded Liabilities or (ii) the breach by Seller of any covenant contained in this Agreement or in any Operating Agreement.

    7.2. Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller from and against any Damages arising out of or resulting from
(i) the Assumed Liabilities or (ii) the breach by Buyer of any covenant contained in this Agreement or in any Operating Agreement.

    7.3. General Indemnification Procedures.

         (a) In the event that any party incurs or suffers any Damages with respect to which indemnification may be sought by such party pursuant to this
Article VII, the party seeking indemnification (the "Indemnitee") must assert the claim by giving written notice (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnitor"). The Claim Notice must state the nature, basis and amount (if known) of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third party claim, it must be accompanied by a copy of any written notice of the third party claimant. If the Claim Notice is being given by reason of any third party claim, it shall be given in a timely manner but in no event more than 30 days after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Claim Notice within such time period shall not relieve the Indemnitor of any liability for indemnification under this Article VII, except to the extent that the Indemnitor is prejudiced thereby. If the amount of the claim is not known at the time the Claim Notice is given, the

Indemnitee shall also give notice of such amount to the Indemnitor at such time as the amount of the claim is reasonably ascertainable. Each Indemnitor to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the date that the Claim Notice is received by Indemnitor. Any Claim Response shall specify whether or not the Indemnitor given the Claim Response disputes the claim described in the Claim Notice in whole or in part. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then such claim shall be conclusively deemed to be an obligation of such Indemnitor. If any Indemnitor shall be obligated to indemnify an Indemnitee hereunder, such Indemnitor shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period (or at such later time as the amount is ascertainable) the amount to which such Indemnitee shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Agreement, the Indemnitor and the Indemnitee shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within 20 days, the Indemnitee may pursue whatever legal remedies may be available for the recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or any part of any indemnification obligation on or before the later to occur of
(x) 30 days after the last day of the applicable Response Period, and (y) if the Claim Notice relates to Damages that have not been liquidated as of the date of the Claim Notice, the date on which all or any part of such Damages shall have become liquidated and determined, then the Indemnitor shall also be obligated to pay to the Indemnitee interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate of ten percent.

         (b) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Damages that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

         (c) Except as hereinafter provided, in the case of third party claims for which indemnification is sought, the Indemnitor shall have the option:
(x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Indemnitee to withhold its consent from any settlement which (1) commits the Indemnitee to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Indemnitee by such third party)), and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel (a "Voluntary Participation") in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of the claim (a "Defense Notice"). Until the Indemnitee has received the Defense Notice, the Indemnitee shall take reasonable steps to defend (but may not settle) the claim. If the Indemnitor declines to assume the defense of any such claim or fails to give a Defense Notice within 45 days after receipt of the Claim Notice, the Indemnitee shall defend against the claim but shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits (other than those incurred in a Voluntary Participation) with respect to claims as to which a party is entitled to indemnification under this Article VII shall represent indemnifiable Damages under this Agreement. Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the Indemnitor shall not be entitled (except with the consent of the Indemnitee) to take any of the actions referred to in clauses (x), (y) or (z) of the first sentence of this subparagraph unless: (a) the third party claim involves principally monetary damages; and
(b) the Indemnitor shall have expressly agreed in writing that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such third party claim. Damages payable hereunder shall be appropriately adjusted to reflect the receipt of insurance proceeds, tax benefits and detriments and proceeds received with respect to condemnation, expropriation or eminent domain proceedings.



                                     ARTICLE VIII

                                    MISCELLANEOUS

    8.1. Nonsurvival of Representations. The representations and warranties of Buyer and Seller contained in this Agreement shall terminate upon the Closing. The covenants and agreements of Buyer and Seller contained in this Agreement shall survive the Closing.

    8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) three Business Days after mailing if mailed by certified or registered mail, return receipt requested, (ii) one Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

              If to Seller, to:

              National Semiconductor Corporation
              2900 Semiconductor Drive
              Santa Clara, CA 95052
              Attention: General Counsel
              Fax No.: (408) 733-0293

              With a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, NY 10019
              Attention: Barry A. Bryer
              Fax No.: (212) 403-2000

              If to Buyer, to:

              Fairchild Semiconductor Corporation
              333 Western Avenue
              Portland, ME 04106
              Attention: General Counsel, mail stop 01-00
              Fax No.: (207) 761-6020

              With copies to:

              Citicorp Venture Capital Ltd.
              399 Park Avenue, 14th Floor
              New York, New York 10043
              Attention: Richard M. Cashin, Jr.
              Fax No.: 212-888-2940

              Dechert Price & Rhoads
              4000 Bell Atlantic Tower
              1717 Arch Street
              Philadelphia, PA 19103
              Attn:  G. Daniel O'Donnell
              Fax No.: 215-994-2222

    8.3. Expenses. Except as otherwise provided in this Agreement and in the Recap Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated, provided that Seller and Buyer shall bear equally all Taxes (other than income Taxes) and related charges, all fees for any necessary consents or approvals of any Governmental Authority, and all recording and filing fees, in each case that may be imposed by reason of the sale, transfer, assignment or delivery of the Purchased Assets.

    8.4. Entire Agreement. The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

    8.5. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party, provided, however that Buyer may assign its rights hereunder as collateral security to any bona fide financial institution which

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


is engaged in financing in the ordinary course providing financing to consummate the transactions contemplated hereby or any financial institution which is engaged in financing in the ordinary course through whom such financing is refunded, replaced, or refinanced and any of the foregoing financial institutions may, in enforcing its rights in connection with such financing, assign Buyer's rights or cause Buyer to assign its rights hereunder in connection with a sale of Buyer or its parent or the business in the form then being conducted by Buyer substantially as an entirety; and provided, further, Buyer may assign its rights hereunder, in whole or in part, but subject to all limitations contained herein, to one or more subsidiaries of Buyer, provided that, in any such case, Buyer gives Seller prior written notice of such assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use Best Efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

    8.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of New York.

    8.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

    8.8. Public Announcement. Neither Seller nor Buyer shall, without the approval of the other party hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case such party shall use its Best Efforts to advise the other party thereof and the parties shall use their Best Efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement (including the Financing) or (b) comply with accounting, securities laws and Securities and Exchange Commission disclosure obligations.

    8.9. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

    8.10. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

    8.11. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

    8.12. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

         IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.

                        NATIONAL SEMICONDUCTOR CORPORATION




                        By:___________________________________________
                             Donald Macleod
                             Executive Vice President and
                             Chief Financial Officer



                        FAIRCHILD SEMICONDUCTOR CORPORATION




                        By:___________________________________________
                             Joseph R. Martin
                             Executive Vice President and
                             Chief Financial Officer